FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-166711-02

August 23, 2012

Free Writing Prospectus

Citigroup Commercial Mortgage Trust 2012-GC8

The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-166711) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor or Citigroup Global Markets Inc., any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-877-858-5407.

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Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

The Securities May Not Be a Suitable Investment for You

The securities offered by this Free Writing Prospectus are not suitable investments for all investors. In particular, you should not purchase any class of securities unless you understand and are able to bear the prepayment, credit, liquidity and market risks associated with that class of securities. For those reasons, among others, the yield to maturity and the aggregate amount and timing of distributions on the offered securities are subject to material variability from period to period and give rise to the potential for significant loss over the life of those securities. The interaction of these factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered securities involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans and the securities.

This Free Writing Prospectus is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.  The information contained in this Free Writing Prospectus may not pertain to any securities that will actually be sold.  The information contained in this Free Writing Prospectus may be based on assumptions regarding market conditions and other matters as reflected in this Free Writing Prospectus.  We make no representations regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and this Free Writing Prospectus should not be relied upon for such purposes.  We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this Free Writing Prospectus may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this Free Writing Prospectus or derivatives thereof (including options).  Information contained in this Free Writing Prospectus is current as of the date appearing on this Term Sheet only.  Information in this Free Writing Prospectus regarding the securities and the mortgage loans backing any securities discussed in this Free Writing Prospectus supersedes all prior information regarding such securities and mortgage loans. Neither Citigroup Global Markets Inc. nor Goldman, Sachs & Co. provides accounting, tax or legal advice.

Citigroup	Goldman, Sachs & Co.

MIAMI CENTER

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CGMRC
Location (City/State)	Miami, Florida	Cut-off Date Principal Balance(1)	$114,765,852
Property Type	Office	Cut-off Date Principal Balance per SF(2)	$218.79
Size (SF)	786,836	Percentage of Initial Pool Balance	11.0%
Total Occupancy as of 6/1/2012	83.7%	Number of Related Mortgage Loans	None
Owned Occupancy as of 6/1/2012	83.7%	Type of Security	Fee Simple
Year Built / Latest Renovation	1983 / NAP	Mortgage Rate	5.1900%
Appraised Value	$268,000,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months)	360
Underwritten Revenues	$28,571,950
Underwritten Expenses	$11,100,950	Escrows
Underwritten Net Operating Income (NOI)	$17,471,000	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$16,043,480	Taxes	$2,993,565	$332,618
Cut-off Date LTV Ratio(2)	64.2%	Insurance	$279,650	$139,825
Maturity Date LTV Ratio(2)	53.2%	Replacement Reserves	$16,664	$16,664
DSCR Based on Underwritten NOI / NCF(2)	1.54x / 1.41x	TI/LC	$0	$98,355
Debt Yield Based on Underwritten NOI / NCF(2)	10.1% / 9.3%	Other(3)	$5,171,311	$0

Sources and Uses(4)
Sources	$	%	Uses	$	%
Loan Amount	$172,500,000	62.7%	Purchase Price	$262,500,000	95.5%
Principal’s New Cash Contribution	84,132,608	30.6	Reserves	8,461,190	3.1
Other Sources	18,288,475	6.7	Closing Costs	3,959,892	1.4

Total Sources	$274,921,082	100.0%	Total Uses	$274,921,082	100.0%

(1)
The Cut-off Date Balance of $114,765,852 represents the note A-1 of a $172,148,778 whole loan evidenced by two pari passu notes.  The companion loan is the note A-2 in the principal amount of $57,382,926 as of the Cut-off Date that is held outside the Issuing Entity.

(2)
Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NOI / NCF, Debt Yield Based on Underwritten NOI / NCF and Cut-off Date Balance per SF calculations are based on the aggregate cut-off date principal balance of $172,148,778.

(3)
The other upfront reserve of $5,171,311 represents an unfunded obligation reserve for certain unfunded obligations of the borrower (including, without limitation, obligations related to tenant improvements) ($3,264,337), a rent abatement reserve for future rent credits or abatements under the existing leases ($1,242,479), and a deferred maintenance reserve ($664,495).  See “—Escrows” below.

(4)	Sources and Uses based on the $172.5 million whole loan and not just the note A-1 included in the trust.

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The Mortgage Loan.  The mortgage loan (the “Miami Center Loan”) is part of a whole loan structure (the “Miami Center Whole Loan”) comprised of two pari passu loans that are together secured by a first mortgage encumbering the office condominium unit (the “Miami Center Property”) of the Miami Center Condominium.  The Miami Center Condominium is comprised of an office building and the adjoining Intercontinental-flagged hotel located in Miami, Florida.  The adjoining Intercontinental-flagged hotel is under separate ownership and is not collateral for the Miami Center Whole Loan.  The Miami Center Loan (evidenced by note A-1), which will be contributed to the Issuing Entity, has an outstanding principal balance as of the Cut-off Date of $114,765,852 and represents approximately 11.0% of the Initial Pool Balance and the related companion loan (the “Miami Center Companion Loan”) (evidenced by note A-2), which will be initially retained by Citigroup Global Markets Realty Corp. and is expected to be contributed to a future transaction, has an outstanding principal balance as of the Cut-off Date of $57,382,926. The Miami Center Whole Loan was originated on June 8, 2012 by Citigroup Global Markets Realty Corp.  The Miami Center Whole Loan had an original principal balance of $172,500,000 and each note has an interest rate of 5.19000% per annum.  The proceeds of the Miami Center Whole Loan were used to acquire the Miami Center Property. The Miami Center Whole Loan will be serviced under the 2012-GC8 pooling and servicing agreement. See “Description of the Mortgage Pool – The Whole Loans” for more information regarding the co-lender agreement that governs the relative rights of the holders of the Miami Center Loan and the Miami Center Companion Loan, and see “The Pooling and Servicing Agreement – Servicing of the Whole Loans” in Free Writing Prospectus.

The borrower has the right to voluntarily prepay the Miami Center Whole Loan in whole on any business day after the second anniversary of the Closing Date and prior to April 6, 2022.  Each such prepayment is required to be accompanied by the payment of the greater of (i) a yield maintenance premium and (ii) 1% of the unpaid principal balance.  On and after April 6, 2022, the borrower may prepay the Miami Center Whole Loan in whole without penalty.  In addition, the borrower has the right to voluntarily defease the entire Miami Center Whole Loan at any time on or after the second anniversary of the Closing Date by providing the lender with certain direct, non-callable obligations of the United States of America or other obligations which are “government securities” permitted under the loan documents.

MIAMI CENTER

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The Mortgaged Property. The Miami Center Property is a 786,836 SF, 35-story, Class A office building located in the central business district of Miami, Florida. The Miami Center Property is situated on a 5.36 acre site fronting Biscayne Bay and includes an integrated enclosed nine-story parking garage that contains 918 parking spaces. The office tower is designed with column-free 24,000 SF floor plates and features a marble lobby and office suites with scenic views of the Biscayne Bay. Additional building amenities include 24-hour on-premises security, a security-card access system, a sundries shop, ATM machines, and a two-story atrium. The Miami Center Property also has access to the adjoining Intercontinental-flagged hotel’s three restaurants/cocktail lounges, full service spa, and 101,000 SF of indoor and outdoor meeting space. As of June 1, 2012, the Total Occupancy was 83.7%.

The following table presents certain information relating to the tenants at the Miami Center Property:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Citicorp(2)	A / Baa2 / A-	157,553	20.0%	$6,554,878	25.4%	$41.60	1/31/2020	2, 5-year options
Shook Hardy & Bacon LLP(3)	NR / NR / NR	86,151	10.9	3,687,897	14.3	42.81	7/31/2022	1, 5-year option
Shutts & Bowen LLP	NR / NR / NR	68,727	8.7	2,368,332	9.2	34.46	10/31/2015	1, 5-year option
Morgan Stanley Smith Barney(2)	A / Baa1 / A	46,404	5.9	1,995,335	7.7	43.00	1/31/2020	2, 5-year options
BNP Paribas(4)	A+ / A2 / AA-	28,261	3.6	1,340,065	5.2	47.42	4/30/2019	2, 5-year options
Ernst & Young	NR / NR / NR	23,540	3.0	955,018	3.7	40.57	10/31/2017	1, 5-year option
Regus(5)	NR / NR / NR	23,544	3.0	893,024	3.5	37.93	12/31/2021	1, 5-year option
Kenny Nachwalter	NR / NR / NR	22,904	2.9	881,804	3.4	38.50	3/31/2016	1, 5-year option
Hughes Hubbard(6)	NR / NR / NR	23,596	3.0	875,430	3.4	37.10	9/30/2015	2, 5-year options
Kluger Peretz(7)	NR / NR / NR	22,905	2.9	847,485	3.3	37.00	5/31/2018	NAP
Ten Largest Tenants		503,585	64.0%	$20,399,268	78.9%	$40.51
Remaining Tenants		154,667	19.7	5,456,001	21.1	35.28
Vacant		128,584	16.3	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		786,836	100.0%	$25,855,269	100.0%	$39.28

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)
Citicorp and Morgan Stanley Smith Barney have a one-time early termination option on 1/31/2016 with 12 months’ notice and payment of a termination fee equal to 6 months of base rent plus unamortized tenant improvement allowances, leasing commissions, and rent abatements.

(3)
Shook Hardy & Bacon LLP has the option to terminate its lease on either July 13, 2014 or October 31, 2016 with 12 months’ notice and a termination fee equal to 4 months of base rent plus unamortized tenant improvement allowances, leasing commissions, and rent abatements.

(4)
BNP Paribas has the option to terminate its lease on April 30, 2016 with 12 months’ notice and a termination fee equal to 3 months of base rent plus unamortized tenant improvement allowances, leasing commissions, and rent abatements.

(5)	Regus has the option to terminate its lease on March 31, 2018 with 12 months’ notice and a termination fee equal to $876,000.
(6)	Hughes Hubbard has the option to terminate its lease on March 31, 2013 with a termination fee equal to unamortized leasing commissions.
(7)	Kluger Peretz has the option to terminate its lease on May 31, 2014 with 12 months’ notice.

MIAMI CENTER

The following table presents the lease rollover schedule at the Miami Center Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent (2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2012	414	0.1	0.1%	0	0.0	0.00	1
2013	28,159	3.6	3.6%	1,099,194	4.3	39.04	3
2014	16,101	2.0	5.7%	616,232	2.4	38.27	2
2015	92,323	11.7	17.4%	3,243,762	12.5	35.13	2
2016	52,953	6.7	24.1%	1,982,793	7.7	37.44	5
2017	45,718	5.8	30.0%	1,767,909	6.8	38.67	4
2018	51,238	6.5	36.5%	1,927,709	7.5	37.62	5
2019	28,905	3.7	40.1%	1,363,281	5.3	47.16	2
2020	203,957	25.9	66.1%	8,550,212	33.1	41.92	7
2021	23,544	3.0	69.1%	893,024	3.5	37.93	1
2022	100,625	12.8	81.8%	4,201,724	16.3	41.76	3
2023 & Thereafter	14,315	1.8	83.7%	209,428	0.8	14.63	1
Vacant	128,584	16.3	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	786,836	100.0%		$25,855,269	100.0%	$39.28	36

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.
(2)
UW Base Rent includes contractual rent steps through March 31, 2013.  UW Base Rent includes the present value of contractual rent steps (discounted at an 11% discount rate) pursuant to the following tenants’ leases: Citicorp, Morgan Stanley Smith Barney, BNP Paribas, Shook Hardy & Bacon LLP, and Hughes Hubbard.

The following table presents certain information relating to historical leasing at the Miami Center Property:

Historical Leased %(1)

	2009	2010	2011
Owned Space	80.4%	79.5%	81.7%

(1)	As provided by the borrower which reflects average occupancy for the year.

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Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Miami Center Property:

Cash Flow Analysis(1)

	TTM 3/31/2010	TTM 3/31/2011	TTM 5/31/2012	Underwritten(2)	Underwritten $ per SF
Base Rent(2)	$16,483,297	$19,847,410	$22,602,684	$24,189,249	$30.74
Contractual Rent Steps	0	0	0	1,666,020	2.12
Gross Up Vacancy	0	0	0	4,501,524	5.72
Total Rent	$16,483,297	$19,847,410	$22,602,684	$30,356,793	38.58
Total Reimbursables	1,265,454	1,158,225	0	992,096	1.26
Parking Income	1,463,102	1,611,855	1,687,889	1,751,399	2.23
Other Income(3)	813,392	323,075	260,662	173,995	0.22
Less Vacancy & Credit Loss	0	0	0	(4,702,333)	(5.98)
Effective Gross Income	$20,025,245	$22,940,565	$24,551,235	$28,571,950	$36.31

Total Operating Expenses	$11,278,395	$10,565,722	$9,103,335	$11,100,950	$14.11

Net Operating Income	$8,746,850	$12,374,843	$15,447,900	$17,471,000	$22.20
TI/LC	0	0	0	1,227,546	1.56
Capital Expenditures	0	0	0	199,973	0.25
Net Cash Flow	$8,746,850	$12,374,843	$15,447,900	$16,043,480	$20.39

(1)
Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)
Underwritten base rent includes contractual rent steps through March 31, 2013. UW Base Rent includes the present value of contractual rent steps (discounted at an 11% discount rate) pursuant to the following tenants’ leases: Citicorp, Morgan Stanley Smith Barney, BNP Paribas, Shook Hardy & Bacon LLP, and Hughes Hubbard.

(3)	Includes late fees, storage income, antenna income, and other miscellaneous income sources.

MIAMI CENTER

■	Appraisal. According to the appraisal, the Miami Center Property had an “as-is” appraised value of $268,000,000 as of an effective date of March 28, 2012.

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Environmental Matters.  Based on a Phase I environmental report dated April 12, 2012, the environmental consultant recommended no further action other than adhering to an asbestos operations and maintenance plan which is already in place.

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Market Overview and Competition.  The Miami Center Property is located in the downtown section of the central business district of Miami, Florida, at the intersection of Chopin Plaza and Biscayne Boulevard.  The Miami Center Property is in close proximity to major transportation arteries such as Interstate 95, the Dolphin Expressway (State Road No. 836), Biscayne Boulevard, and Brickell Avenue, as well as, the Metrorail and Metromover elevated train systems.

According to a market report, as of the second quarter of 2012, the Miami-Dade County office market consisted of 99.6 million SF comprised of 4,309 buildings.  The direct vacancy rate was 13.8% and the average gross rental rate was $28.55 per SF.  Year-to-date net absorption was 763,819 SF through June 2012.  Class A office properties within the overall Miami-Dade County market reported a direct vacancy of 20.9% and an average gross rent of $35.33 per SF.  Year-to-date class A net absorption was 620,790 SF through June 2012.

The Miami Center Property is located in the downtown Miami submarket, which consists of 10,489,889 SF comprised of 77 buildings.  The downtown Miami submarket ended the second quarter of 2012 with a direct vacancy rate of 18.6% and an average gross rent of $32.64 per SF.  Year-to-date net absorption for the downtown Miami submarket was 40,327 SF. There are currently no properties under construction in the downtown Miami submarket.  Per the appraisal, the downtown submarket is characterized by high vacancy as a result of the new 749,850 SF Wells Fargo Financial Center, which was constructed in 2010.

Within the downtown Miami submarket, there is approximately 4,814,743 SF, comprised of 8 buildings, of class A product which reported a direct vacancy rate of 21.4% and an average gross rent of $39.25 per SF.  The class A segment of the downtown Miami submarket experienced 33,938 SF of year-to-date positive absorption through June 2012.

The following table presents certain information relating to certain office lease comparables provided in the appraisal for the Miami Center Property:

Office Lease Comparables(1)

	Miami Center	Wells Fargo Center(2)	Southeast Financial Center (2)	Miami Tower(2)	701 Brickell Avenue (2)	One Brickell Square (2)	One Biscayne Tower(2)
Year Built	1983	2010	1984	1987	1986	1985	1971
Total GLA	786,836	749,850	1,157,939	600,959	676,129	415,150	691,783
Total Occupancy	83.7%	43.0%	83.0%	85.0%	90.0%	90.0%	93.0%
Quoted Rent Rate PSF	$35.00-$55.00	$40.00-$42.00	$38.00-$47.00	$34.00-$39.00	$30.00-$44.00	$35.00-$42.50	$34.00-$36.00
Expense Basis	Full Service	Full Service	Full Service	Full Service	Full Service	Full Service	Base Stop

(1)	Certain lease comparables shown in the above table may be renewals.
(2)	Source: Appraisal.

MIAMI CENTER

The following table presents certain information relating to certain office sales comparables provided in the appraisal for the Miami Center Property:

Office Sales Comparables(1)

Property Name	City	Sale Date	Year Built	NRA (SF)	Sale Price(2)	Sale Price PSF(2)	Occupancy
Las Olas Center	Ft. Lauderdale	September 2010	1996	468,814	$170,000,000	$362.62	88%
Las Olas Place	Ft. Lauderdale	December 2010	2000	102,246	$32,600,000	$318.84	98%
One Turnberry Place	Aventura	July 2011	1990	136,411	$53,000,000	$388.53	97%
SunTrust International Center	Miami	July 2011	1973	420,857	$82,500,000	$196.03	81%
Bank of America Tower	Ft. Lauderdale	September 2011	2002	408,079	$163,000,000	$399.43	96%
Boca Village Corporate Center	Boca Raton	October 2011	2008	108,316	$32,850,000	$303.28	100%

(1)	Source: Appraisal
(2)	Transaction amount adjusted for cash equivalency and/or deferred maintenance (where applicable).

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The Borrower.  The borrower is CP MIAMI CENTER LLC (f/k/a SCOA Miami Center LLC and Crescent Miami Center, LLC), a single-purpose, single-asset entity.  Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Miami Center Whole Loan.  The sole member of the borrower is a newly formed limited liability company, which is owned by a newly formed limited partnership, each of which was formed in connection with the closing of the Miami Center Whole Loan.  The limited partnership is owned by CP MCV LLC, Public Sector Pension Investment Board, and Cayuga Lake Fund, L.P.  The general partner of the limited partnership is MCV GP LLC.  MCV GP LLC and CP MCV LLC are each owned by Crocker Partners V LP.  Crocker Partners V LP is owned by SGCP LLC, a Delaware limited liability company that is a joint venture between entities controlled by Siguler Guff Advisers, LLC and by Crocker Partners V Incentive Vehicle LP.  The joint venture is controlled by Crocker Partners Management Company LLC, its non-member manager.  Crocker Partners V Incentive Vehicle LP and Crocker Partners Management Company LLC are directly or indirectly controlled by Thomas J. Crocker. Crocker Partners V LP and Thomas J. Crocker are the carveout indemnitors for the Miami Center Whole Loan; however, the liability of Crocker Partners V LP for the carveouts does not take effect until the earlier to occur of (i) the first date on which Crocker Partners V LP has more than one limited partner that has executed a binding subscription agreement to contribute capital to Crocker Partners V LP and (ii) the first date on which Crocker Partners V LP has a net worth (excluding 50% of any equity of Crocker Partners V LP attributable to the Miami Center Property) equal to or greater than $125,000,000.  Provided no event of default is then continuing, Thomas J. Crocker may be released from liability for the carveouts on a going-forward basis provided that certain terms and conditions set forth in the loan documents are satisfied.  Such conditions include the following: (i) Crocker Partners V LP must then have a net worth of $175,000,000 (excluding 50% of any equity of Crocker Partners V LP attributable to the Miami Center Property) and a liquidity of $17,500,000; (ii) Crocker Partners V LP must then be an affiliate of Borrower; and (iii) each of the borrower and Crocker Partners V LP must affirm its obligations under the guaranty and the other loan documents to which it is a party.

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Escrows.  On the origination date, the borrower funded aggregate reserves of $8,461,190 with respect to the Miami Center Property, comprised of: (i) $2,993,565 for real estate taxes, (ii) $279,650 for insurance, (iii) $16,664 for replacement reserves, (iv) $664,495 for deferred maintenance, (v) $3,264,337 for certain unfunded obligations of the borrower (including, without limitation, obligations related to tenant improvements), and (vi) $1,242,479 for future rent abatements given to seven tenants under the existing leases.

On each monthly payment date, the borrower is required to fund the following reserves with respect to the Miami Center Property: (i) a tax reserve in an amount equal to one-twelfth of amount that the lender estimates will be necessary to pay taxes over the then succeeding twelve month period; (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding twelve month period; (iii) a replacement reserve in the amount of $16,664; and (iv) a tenant improvement and leasing commission reserve in the amount of $98,355.

MIAMI CENTER

In addition, on each monthly payment date during a Miami Center Trigger Period, the borrower is required to deposit into an eligible account with the lender or the servicer an amount equal to (x) the aggregate amount of approved operating expenses and approved extraordinary expenses for the subject month (for further deposit into the operating expense account) and (y) all excess cash flow generated by the Miami Center Property.

A “Miami Center Trigger Period” means a period (A) commencing upon the earliest to occur of (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio being less than 1.15x, and (iii) the occurrence of a Specified Tenant Trigger Period and (B) expiring upon (x) with regard to any Miami Center Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (y) with regard to any Miami Center Trigger Period commenced in connection with clause (ii) above, the date on which the DSCR is equal to or greater than 1.18x for two (2) consecutive calendar quarters, and (z) with regard to any Miami Center Trigger Period commenced in connection with clause (iii) above, a Specified Tenant Trigger Period ceasing to exist, in each case, so long as no other Miami Center Trigger Period shall then exist.

A “Specified Tenant Trigger Period” means a period (A) commencing upon the earliest to occur of (i) Citigroup Technology, Inc. or Citigroup Inc. (“Citi”) being in default under its lease beyond applicable notice and cure periods, (ii) Citi failing to be in actual, physical possession of its space, failing to be open to the public for business during customary hours, and/or “going dark”, (iii) Citi giving notice that it is terminating its lease for (x) all of its space or (y) any portion of its space (unless the debt service coverage ratio (which shall be calculated excluding the rent and other amounts payable under the Citi lease with respect to such portion of the Citi space to be terminated) equals or exceeds 1.15x), (iv) any termination or cancellation of the Citi lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) with respect to (x) all of its space or (y) any portion of its space (unless the debt service coverage ratio (which shall be calculated excluding the rent and other amounts payable under the Citi lease with respect to such portion of the Citi space to be terminated) equals or exceeds 1.15x), (v) the lease with Citi failing to otherwise be in full force and effect, (vi) any bankruptcy or similar insolvency of Citi and (vii) Citi failing to extend or renew its lease on or prior to the date occurring at least more than 12 months prior to the expiration date of its lease for five years or more with respect to (x) all of its space or (y) any portion of its space (unless the debt service coverage ratio (which shall be calculated excluding the rent and other amounts payable under the Citi lease with respect to such portion of the Citi space not renewed or extended) equals or exceeds 1.15x); and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender (which such evidence shall include, without limitation, a duly executed estoppel certificate from Citi, in form and substance acceptable to the lender) of (1) the curing of the preceding conditions by Citi, (2) the borrower leasing all of the Citi space in accordance with the terms and conditions of the loan documents pursuant to one or more replacement leases, with the replacement tenant(s) under such replacement lease(s) being in actual, physical occupancy of, and open to the public for business in, the space demised under such replacement lease(s), or (3) the date on which the debt service coverage ratio (which shall be calculated excluding the rent and other amounts payable under the Citi lease with respect to any portion of the Citi space that was the subject of the applicable Specified Tenant Trigger Period and with respect to which the lender did not receive evidence of the satisfaction of the cure conditions or the conditions set forth in the immediately preceding clause (2)) is equal to or greater than 1.18x for at least two consecutive calendar quarters.

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Lockbox and Cash Management.  The Miami Center Whole Loan requires a hard lockbox, and the borrower is required to direct tenants to pay rent directly to the lender controlled lockbox account.  So long as a Miami Center Trigger Period is not then in effect, all funds in the lender controlled lockbox account will be remitted on each business day to the borrower’s operating account.  Upon the first occurrence of a Miami Center Trigger Period, the lender will establish a cash management account.  If a Miami Center Trigger Period has occurred and is continuing, all funds in the lender controlled lockbox account will be transferred on each business day to the cash management account, and the lender will apply funds in the cash management account to the obligations of the borrower under the Miami Center Whole Loan in accordance with the loan documents.

MIAMI CENTER

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Property Management.  The Miami Center Property is currently managed by Crocker Partners Property Management LLC.  Crocker Partners Property Management LLC is an affiliate of the borrower.  The management fee of up to three percent of rents from the Miami Center Property paid to Crocker Partners Property Management LLC is not subordinated to the Miami Center Whole Loan, but any amounts in excess of three percent are subordinated.  Under the loan documents, the Miami Center Property may be managed by a Qualified Manager pursuant to a Qualified Management Agreement. The lender has the right to require that the borrower terminate the management agreement and replace the manager (i) during an event of default by the borrower under the Miami Center Whole Loan, after taking into account any applicable notice and cure periods, (ii) upon the filing of a bankruptcy petition or the occurrence of a similar event with respect to the manager, and/or (iii) if the manager is in default under the management agreement beyond any applicable notice and cure period.

A “Qualified Manager” means a reputable and experienced professional management organization reasonable approved by lender (which such approval may, at the lender’s option, be conditioned upon a No Downgrade Confirmation with regard to both the identity of the property manager and the replacement management agreement pursuant to which such manager will be employed); provided, that a property manager which (i) is a reputable management company having at least five years’ experience in the management of commercial properties with similar uses as the Miami Center Property, (ii) has, for at least five years prior to its engagement as property manager, managed at least five properties of the same class as the Miami Center Property, (iii) at the time of its engagement as property manager has leasable square footage equal to the lesser of (A) 1,000,000 leasable square feet and (B) five times the leasable square feet of the Miami Center Property, and (iv) is not the subject of a bankruptcy or similar insolvency proceeding, shall not require a No Downgrade Confirmation.

A “Qualified Management Agreement” means a management agreement with a Qualified Manager with respect to the Miami Center Property which is approved by the lender in writing (which such approval may be conditioned upon a No Downgrade Confirmation with respect to such management agreement).

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Mezzanine or Subordinate Indebtedness.  The borrower is permitted to incur mezzanine financing provided that the following terms and conditions, among others under the loan documents, are each satisfied: (i) either (A) three years have passed since the closing date of the Miami Center Whole Loan or (B) the borrower has entered into a contract to sell the Miami Center Property and have the Miami Center Whole Loan concurrently assumed, (ii) no event of default has occurred or is continuing, (iii) written notice is given to the lender at least 30 days prior, and no more than 90 days prior, to the mezzanine financing, (iv) if the interest rate shall be a floating rate, if reasonably required by the lender, the borrower shall have obtained and shall maintain an interest rate cap agreement pursuant to the mezzanine loan documents, (v) the debt yield shall be equal to or greater than 9.0% (without giving effect to the mezzanine loan), (vi) after giving effect to the mezzanine loan, the debt service coverage ratio shall be equal to or greater than 1.20x and the debt yield shall be equal to or greater than 9.0%, (vii) the loan term of the mezzanine loan shall be coterminous with or longer than the term of the Miami Center Whole Loan, (viii) after giving effect to the mezzanine loan, the loan to value ratio shall be equal to or less than 75%, (ix) execution of an intercreditor agreement with the mezzanine lender, in form and substance acceptable to lender, and (x) rating agency confirmation (at the lender’s option).

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Condominium. The Miami Center Property is subject to a condominium regime comprised of an office condominium unit and a hotel condominium unit (collectively, the “Miami Center Condominium”).  The borrower owns the condominium unit that comprises the office building, which unit is subject to the mortgage that secures the Miami Center Whole Loan.  The other condominium unit comprises the hotel portion (currently flagged as Intercontinental) of the complex and does not constitute collateral for the Miami Center Whole Loan.  The borrower under the Miami Center Whole Loan has a 50% undivided interest in the common elements of and appoints two of the four condominium board members of the Miami Center Condominium.

MIAMI CENTER

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Terrorism Insurance. So long as TRIPRA or a similar or subsequent statute is in effect, the borrower is required to maintain terrorism insurance for certified and non-certified acts (as those terms are defined in TRIPRA or similar or subsequent statute) in an amount equal to the full replacement cost of the Miami Center Property, plus 18 months of business interruption coverage.  If TRIPRA or a similar or subsequent statute is not in effect, then the borrower’s policy may not exclude terrorism coverage unless terrorism insurance is not commercially available, in which case the borrower is required to obtain standalone coverage in commercially reasonable amounts (namely, amounts that would be (A) obtained by property owners of properties located in markets similar to that of the Miami Center Property and similar in size and type to the Miami Center Property and (B) required by prudent institutional lenders). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Free Writing Prospectus.

222 BROADWAY

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City/State)	New York, New York	Cut-off Date Principal Balance(1)		$100,000,000
Property Type	Office	Cut-off Date Principal Balance per SF(2)		$171.64
Size (SF)	786,552	Percentage of Initial Pool Balance		9.6%
Total Occupancy as of 5/29/2012	79.1%	Number of Related Mortgage Loans		None
Owned Occupancy as of 5/29/2012	79.1%	Type of Security		Fee Simple
Year Built / Latest Renovation	1961 / 2008–2011	Mortgage Rate		4.8990%
Appraised Value	$230,000,000	Original Term to Maturity (Months)		60
		Original Amortization Term (Months)		0
Underwritten Revenues	$34,369,732
Underwritten Expenses	$19,582,521	Escrows
Underwritten Net Operating Income (NOI)	$14,787,211		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$14,155,124	Taxes	$2,424,670	$404,112
Cut-off Date LTV Ratio(2)	58.7%	Insurance	$0	$0
Maturity Date LTV Ratio(2)(3)	50.0%	Replacement Reserves	$0	$18,353
DSCR Based on Underwritten NOI / NCF(2)	2.21x / 2.11x	TI/LC	$9,000,000	$0
Debt Yield Based on Underwritten NOI / NCF(2)	11.0% / 10.5%	Other	$0	$0

Sources and Uses(2)
Sources	$	%	Uses	$	%
Loan Amount	$135,000,000	55.8%	Purchase Price	$230,000,000	95.1%
Principal’s New Cash Contribution	106,827,924	44.2	Reserves	11,424,670	4.7
			Closing Costs	231,410	0.1
			Other Uses	171,844	0.1
Total Sources	$241,827,924	100.0%	Total Uses	$241,827,924	100.0%

(1)
The Cut-off Date Principal Balance of $100,000,000 represents the note A-1 of a $135,000,000 whole loan evidenced by two pari passu notes.  The companion loan is the note A-2 in the principal amount of $35,000,000 as of the Cut-off Date that is held outside the Issuing Entity.

(2)	Calculated based on the entire 222 Broadway Whole Loan.
(3)
The Maturity Date LTV Ratio is calculated utilizing the “as stabilized” appraised value of $270,000,000, The Maturity Date LTV Ratio calculated on the basis of the “as-is” appraised value is 58.7%. See “—Appraisal” below.

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The Mortgage Loan. The mortgage loan (the “222 Broadway Loan”) is part of a whole loan structure (the “222 Broadway Whole Loan”) comprised of two pari passu loans that are together secured by a first mortgage encumbering an office building located in New York, New York (the “222 Broadway Property”).  The 222 Broadway Loan (evidenced by note A-1), which will be contributed to the Issuing Entity, has an outstanding principal balance as of the Cut-off Date of $100,000,000 and represents approximately 9.6% of the Initial Pool Balance, and the related companion loan (the “222 Broadway Companion Loan”) (evidenced by note A-2), which will be initially retained by Goldman Sachs Mortgage Company and is expected to be contributed to a future transaction, has an outstanding principal balance as of the Cut-off Date of $35,000,000. The 222 Broadway Whole Loan was originated on May 29, 2012 by Goldman Sachs Commercial Mortgage Capital, L.P., and was subsequently purchased by Goldman Sachs Mortgage Company.  The 222 Broadway Whole Loan had an original principal balance of $135,000,000 and each note has an interest rate of 4.8990% per annum.  The proceeds of the 222 Broadway Whole Loan were used to acquire the 222 Broadway Property. The 222 Broadway Whole Loan will be serviced under the 2012-GC8 pooling and servicing agreement. See “Description of the Mortgage Pool – The Whole Loans” for more information regarding the co-lender agreement that governs the relative rights of the holders of the 222 Broadway Loan and the 222 Broadway Companion Loan, and see “The Pooling and Servicing Agreement – Servicing of the Whole Loans” in Free Writing Prospectus.

The 222 Broadway Loan had an initial term of 60 months and has a remaining term of 57 months.  The 222 Broadway Loan requires payments of interest only during its term.  The scheduled maturity date is the due date in June 2017.  Voluntary prepayment of the 222 Broadway Loan is prohibited prior to March 6, 2017.  Defeasance with direct, non-callable obligations of the United States of America is permitted at any time on or after the first due date following the second anniversary of the Closing Date.

222 BROADWAY

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The Mortgaged Property. The 222 Broadway Property is an approximately 786,552 SF office building located in New York, New York.  The 222 Broadway Property was constructed in 1961 and was partially renovated between 2008 and 2011. The portion of the 222 Broadway Property’s space that constitutes collateral for the 222 Broadway Loan totals approximately 786,552 SF and is primarily leased to Bank of America (“BofA”). As of May 29, 2012, Total and Owned Occupancy was 79.1%.

In June 1997, Merrill Lynch acquired and occupied the 222 Broadway Property until December 2008, when BofA acquired Merrill Lynch and took possession of the 222 Broadway Property. Since 2009, BofA owned and occupied a large portion of the 222 Broadway Property. A joint venture between a subsidiary of BCSP VI U.S. Investments, L.P. (“BCSP VI”) and L&L 222 Broadway, LLC acquired the 222 Broadway Property from BofA as part of a sale/leaseback transaction for a purchase price of approximately $230 million and with a 10-year lease to BofA for 595,953 SF, which commenced on the loan origination date, May 29, 2012.

As of May 29, 2012, there was approximately 125,861 SF of vacant office space located on the upper floors of the building and, per the appraisal, market rents are estimated to be between $42.00-$45.00 per SF. There is also approximately 7,478 SF of vacant retail space comprised of approximately 5,550 SF of space on Fulton Street and approximately 1,928 SF of space on Ann Street and, per the appraisal, market rents are estimated to be $200.00 per SF for the Fulton Street space and $75.00 per SF for the Ann Street space. See “—Cash Flow Analysis” below.

The following table presents certain information relating to the tenants at the 222 Broadway Property:

Tenants Based on Underwritten Base Rent
Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Bank of America	A / Baa2 / A-	595,953	75.8%	$8,939,009	75.9%	$15.00	5/31/2022	3, 5-year extensions
JP Morgan Chase(2)	A+ / A2 / A	14,961	1.9	2,530,000	21.5	169.11	6/30/2021	NA
Peltz & Walker	NR / NR / NR	9,000	1.1	275,250	2.3	30.58	3/31/2014	NA
Au Bon Pain(3)	NR / NR / NR	1,325	0.2	28,905	0.2	21.82	MTM	NA
Verizon(4)	A / A3 / A-	140	0.0	4,550	0.0	32.50	MTM	NA
Total Tenants		621,379	79.0%	$11,777,714	100.0%	$18.95
Remaining Tenants(5)		731	0.1	0	0.0	0.00
Vacant		164,442	20.9	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		786,552	100.0%	$11,777,714	100.0%	$18.93

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)
Au Bon Pain subleases 2,200 SF from JP Morgan Chase at a current base rent of $280,478 increasing to $332,684 on 11/1/2012. Au Bon Pain has the option to terminate the sublease at any time prior to 11/1/2012 and is expected to exercise that option.

(3)	Represents basement storage space leased by Au Bon Pain on a MTM basis which is expected to terminate along with the 2,200 SF of sublease space in November 2012.
(4)	Represents basement storage space.
(5)	Remaining space is occupied by the management office.

222 BROADWAY

The following table presents the lease rollover schedule at the 222 Broadway Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)
Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	2,196	0.3%	0.3%	$33,455	0.3%	$15.23	3
2012	0	0.0	0.3%	0	0.0	0.00	0
2013	0	0.0	0.3%	0	0.0	0.00	0
2014	9,000	1.1	1.4%	275,250	2.3	30.58	1
2015	0	0.0	1.4%	0	0.0	0.00	0
2016	0	0.0	1.4%	0	0.0	0.00	0
2017	0	0.0	1.4%	0	0.0	0.00	0
2018	0	0.0	1.4%	0	0.0	0.00	0
2019	0	0.0	1.4%	0	0.0	0.00	0
2020	0	0.0	1.4%	0	0.0	0.00	0
2021	14,961	1.9	3.3%	2,530,000	21.5	169.11	1
2022	595,953	75.8	79.1%	8,939,009	75.9	15.00	1
2023 & Thereafter	0	0.0	79.1%	0	0.0	0.00	0
Vacant	164,442	20.9	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	786,552	100.0%		$11,777,714	100.0%	$18.93	6

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

The following table presents certain information relating to historical leasing at the 222 Broadway Property:

Historical Leased %(1)
	2009	2010	2011
Owned Space	NA	NA	NA

(1)	Prior to the acquisition by the borrower, the 222 Broadway Property was owner-occupied with minimal leasing to third parties.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the 222 Broadway Property:

Cash Flow Analysis(1)(2)
	Underwritten(3)	Underwritten $ per SF
Base Rent(4)	$20,064,454	$25.51
Overage Rent	0	0.00
Gross Up Vacancy	0	0.00
Total Rent	$20,064,454	$25.51
Total Reimbursables	16,120,006	20.49
Parking Income	59,155	0.08
Other Income	0	0.00
Less Vacancy & Credit Loss	(1,873,883)	(2.38)
Effective Gross Income	$34,369,732	$43.70

Total Operating Expenses	$19,582,521	$24.90

Net Operating Income	$14,787,211	$18.80
TI/LC	411,853	0.52
Capital Expenditures	220,235	0.28
Net Cash Flow	$14,155,124	$18.00

(1)	As the 222 Broadway Property was recently acquired, no historical financial information is available.
(2)
Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(3)	Underwritten cash flow based on contractual rents as of 5/29/2012.
(4)
Underwritten base rent includes $6,924,998 based on the assumption that the current vacant space is leased up at market rates and $1,361,742 from an adjustment of the net present value of rent steps for that BofA and JP Morgan Chase leases that step up in June 2017 and July 2016, respectively. Per the appraisal, market rate assumptions are as follows: Office - floors 2-14 ($35.00 per SF), floors 15-18 ($38.00 per SF), floors 19-22 ($42.00 per SF) and floors 23-27 ($45.00 per SF). Retail - Broadway retail ($300.00 per SF), Fulton Street retail ($200.00 per SF), Ann Street retail ($75.00 per SF), basement retail ($50.00 per SF) and basement storage ($20.00 per SF).  Underwritten net cash flow excluding the assumed lease up and rent steps is $8,346,505 and results in an underwritten DSCR of 1.24x.  We cannot assure you that the vacant space will be leased up at the assumed market rates or at all.

222 BROADWAY

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Appraisal.  According to the appraisal, the 222 Broadway Property had an “as-is” appraised value of $230,000,000 as of an effective date of May 1, 2012 and an “as stabilized” appraised value of $270,000,000 as of an effective date of May 1, 2015, assuming stabilized occupancy averaging near 90%.

■	Environmental Matters. According to the Phase I report, dated April 25, 2012, there are no recommendations for further actions.

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Market Overview and Competition. The 222 Broadway Property is located in New York’s Downtown market on the border of Manhattan’s World Financial and Insurance submarkets. According to the appraisal, once the World Trade Center site is completed, an additional 10.6 million SF will be added to the Downtown market inventory.  This excludes Seven World Trade Center, as it has been completed. Published reports indicate that One World Trade Center is expected to be completed in 2013, and tenants are expected to begin taking occupancy in early 2014. According to the appraisal, the total inventory for Class A space in the Insurance District was 5,202,929 SF as of the first quarter of 2012 with an overall vacancy rate of 5.6%. Class A office asking rents in the Insurance District averaged $37.40 per SF in the first quarter of 2012 which is 2.5% higher than the previous year. Class A leasing activity finished the first quarter of 2012 at 79,255 SF, the highest first quarter leasing velocity since 2007 representing a 16.3% increase over the previous year. According to the appraisal, the total inventory for Class A space in the World Financial sub district was 11,902,802 SF as of the first quarter of 2012 with an overall vacancy rate of 3.2%. Class A office asking rents in the World Financial District averaged $58.80 per SF in the first quarter of 2012.

The following table presents certain information relating to certain lease comparables provided in the appraisal for the 222 Broadway Property:

Office Lease Comparables(1)
	22 Cortlandt Street	88 Pine Street	120 Wall Street	100 Church Street	Four World Financial Center
SF	126,715	18,067	13,780	57,817	520,000
Lease Start	January 2012	December 2011	November 2011	October 2011	October 2011
Rent Rate per SF	$33.90	$40.00	$33.00	$33.00	$51.00
Expense Basis	Base Year	Base Year	Base Year	Base Year	Base Year

(1)	Source: Appraisal.

The following table presents certain information relating to certain office sales comparables provided in the appraisal for the 222 Broadway Property:

Office Sales Comparables(1)
Property Name	Sale Date	Year Built / Year Renovated	NRA (SF)	Sale Price	Sale Price per SF	Occupancy
222 Broadway	April 2012 Contract	1961 / 2008–2011	786,552	$230,000,000	$292.27	79%
4 New York Plaza	April 2012 Contract	1969 / NAP	1,121,753	$270,000,000	$240.69	95%
14 Wall Street	April 2012	1912 / NAP	1,016,723	$303,000,000	$298.02	82%
33 Maiden Lane	January 2012	1984 / NAP	624,124	$207,500,000	$332.47	86%
195 Broadway	November 2011	1913 / 1985	1,047,287	$287,000,000	$274.04	86%

(1)	Source: Appraisal.

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The Borrower.  The borrower is 222 Broadway Owner LLC, a single-purpose, single-asset entity.  Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 222 Broadway Loan. The borrower of the 222 Broadway Loan is indirectly owned by BCSP VI and L&L 222 Broadway, LLC.  BCSP VI and L&L Holding Company, LLC (“L&L Holding”) are the non-recourse carveout guarantors of the 222 Broadway Loan.

222 BROADWAY

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Escrows.  At origination, the borrower funded an escrow reserve in the amount of $9,000,000 for tenant improvement and leasing costs with respect to space at the 222 Broadway Property that was vacant as of the origination of the 222 Broadway Loan.  If trailing twelve-month net operating income as calculated under the loan agreement for the 222 Broadway Property equals or exceeds $13,000,000, any amounts remaining in that reserve will be released to the borrower.

On each due date, the borrower is required to fund a tax and insurance reserve in an amount equal to one-twelfth of the amount the lender reasonably estimates will be necessary to pay taxes and insurance premiums over the then succeeding twelve month period; however, any such reserve in respect of insurance premiums is not required at any time that the 222 Broadway Property is insured under a blanket policy and no event of default is continuing under the 222 Broadway Loan.  In addition, the borrower is required to fund a capital expenditure reserve in the monthly amount of $18,352.88 (which amount will be proportionately reduced as provided in the loan documents if a retail condominium unit is created and released from the lien of the mortgage securing the 222 Broadway Loan as described under “—Condominium Regime” and “—Release of Collateral” below).

In addition, there is a guaranty of certain future costs (up to a maximum amount of $3,000,000) incurred by the borrower to re-lease and re-tenant the space left vacated in the event that BofA reduces its space pursuant to certain contraction options as described under “—Bank of America Contraction Rights Guaranty” below.

Furthermore, during the continuance of a 222 Broadway Trigger Period, the loan documents require that all amounts on deposit in the cash management account, after the payment of debt service and budgeted operating expenses and the funding of required monthly escrows for real estate taxes, insurance premiums (if any) and capital expenditures, be reserved and held as additional collateral for the 222 Broadway Loan.

A “222 Broadway Trigger Period” means (a) after May 29, 2013 any period from the conclusion of any fiscal quarter in which the trailing twelve month net operating income (as calculated under the loan agreement) is less than $7,500,000 and terminating at the conclusion of the second of any two consecutive fiscal quarters in which the trailing twelve month net operating income is greater than or equal to $7,500,000 and/or (b) any period commencing on the date on which the Bank of America tenant delivers timely notice that it intends to exercise its First Contraction Option (or if such notice is delivered prior to May 29, 2013, on May 29, 2013) such that, after giving effect to such contraction, net operating income, calculated on a pro forma basis, would be less than $7,500,000 and terminating as of the end of any fiscal quarter in which the trailing twelve month net operating income is equal to or greater than $7,500,000, after giving effect on a pro forma basis to the exercise of such contraction right by the Bank of America tenant for which it has delivered notice and each lease entered into after the date on which such notice is received, to the extent that the applicable tenant has taken occupancy and is paying rent. In the event that a retail condominium unit is created and released from the lien of the mortgage securing the 222 Broadway Loan as described under “—Condominium Regime” and “—Release of Collateral” below, the trigger levels described above would be reduced from $7,500,000 to $6,100,000.

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Lockbox and Cash Management.  The 222 Broadway Loan requires a hard lockbox, which is already in place.  The loan documents require the borrower to direct the tenants to pay their rents directly to a lender-controlled lockbox account.  The loan documents also require that the borrower cause all cash revenues relating to the 222 Broadway Property and all other money received by the borrower or the property manager with respect to the 222 Broadway Property (other than lease terminations fees, which are required to be remitted to the lender for deposit in the TI/LC reserve account, and security deposits) to be deposited into the cash management account or lockbox account by the end of the second business day following receipt.  All amounts in the lockbox account are swept to the lender-controlled cash management account each business day.  On each business day (or at the borrower’s option, on a less frequent basis) that neither an event of default under the 222 Broadway Loan nor a 222 Broadway Trigger Period is continuing, all funds in the cash management account in excess of the amount required to pay debt service and fund required reserves on the next due date will be remitted to an operating account maintained by the borrower.

222 BROADWAY

During the continuance of an event of default under the 222 Broadway Loan, the lender may apply any funds in the cash management account to amounts payable under the 222 Broadway Loan and/or toward the payment of expenses of the 222 Broadway Property, in such order of priority as the lender may determine.

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Property Management.  The 222 Broadway Property is currently managed by 222 Broadway Property Manager LLC pursuant to a management agreement.  Under the loan documents, the 222 Broadway Property may not be managed by any other party, other than (i) any property management affiliate of BCSP VI and/or L&L Holding, (ii)  a reputable management company with at least five years’ experience in the management of at least five properties substantially similar to the 222 Broadway Property, which at the time of its engagement as property manager has under management leasable square footage of Class-A office space equal to at least five times the leasable square footage of the 222 Broadway Property, provided such management company is not the subject of a bankruptcy or similar insolvency proceeding or (iii) a management company reasonably approved by the lender and with respect to which a Rating Agency Confirmation has been received.  The lender may require the borrower to replace the property manager during the continuance of an event of default under the 222 Broadway Loan, or following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, or during the continuance of a material default by the property manager under the management agreement after the expiration of any applicable notice and/or cure period, or if the property manager files or is the subject of a petition in bankruptcy, or if a trustee or receiver is appointed for the property manager’s assets, or the property manager makes an assignment for the benefit of creditors, or if the property manager is adjudicated insolvent.

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Bank of America Contraction Rights Guaranty.  The Bank of America tenant at the 222 Broadway Property has the right under its lease to contract the size of the premises that it leases by up to 91,609 rentable square feet effective as of May 31, 2014 (the “First Contraction Option”), and by up to an additional 115,112 rentable square feet effective as of December 31, 2019 (the “Second Contraction Option”).  Such contraction options are exercisable in full floor increments, upon at least 12 months’ notice for the First Contraction Option, and 18 months’ notice for the Second Contraction Option.  BCSP VI and L&L Holding have guaranteed the payment of all tenant improvement costs and leasing commissions incurred by the borrower in connection with re-tenanting any space at the 222 Broadway Property that becomes vacant as a result of the exercise of the First Contraction Option.  Such guaranty is capped at an amount (the “Guaranty Cap”) equal to $3,000,000 multiplied by a fraction, the numerator of which is the aggregate number of square feet that becomes vacant as a result of the exercise of the First Contraction Option, and the denominator of which is 91,609 SF.  The initial amount of the guaranty will be reduced on a dollar-for-dollar basis by an amount equal to the sum of all tenant improvement costs and leasing commissions paid by the borrower (other than from funds remitted to the borrower from the excess cash flow or TI/LC reserve accounts described in the loan documents) in respect of re-tenanting the space at the 222 Broadway Property that becomes vacant as a result of the exercise of the First Contraction Option by the Bank of America tenant.

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Condominium Regime.  Provided that no event of default has occurred and is continuing, the borrower is permitted to subject the 222 Broadway Property to a commercial condominium regime that would create a retail condominium unit comprised of a portion of the existing basement, ground level and second floor of the 222 Broadway Property and an office condominium unit comprised of the remainder of the 222 Broadway Property. The creation of any such condominium is subject to the satisfaction of the conditions set forth in the loan documents, including, among other things (i) lender’s reasonable approval of the condominium documents, (ii) each unit having a separate tax identification number, (iii) to the extent permitted by applicable law, condominium documents that permit the borrower to control the condominium board, (iv) lender approval of all amounts payable under the condominium documents (other than amounts the borrower would otherwise have the right to incur under the loan documents without the lender’s consent or approval in the absence of the condominium regime), (v) condominium documents that prohibit (for so long as the 222 Broadway Loan is outstanding) the incurrence of any debt secured by the 222 Broadway Property or any common elements of the condominium, (vi) delivery of an endorsement to the title insurance policy,

222 BROADWAY

(vii) receipt of Rating Agency Confirmation and (viii) no material adverse effect on the ability of the 222 Broadway Property to generate net cash flow sufficient to service the 222 Broadway Loan.

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Release of Collateral. If a retail condominium unit is created as described in “—Condominium Regime” above, the retail condominium unit can be released from the lien of the mortgage encumbering the 222 Broadway Property at any time on or after the first due date following the second anniversary of the Closing Date, provided that (i) no event of default is continuing under the 222 Broadway Loan, (ii) after giving effect to such release, the debt service coverage ratio for the 222 Broadway Property for the trailing 12-month period ending in the most recently ended fiscal quarter (recalculated to include only income and expenses attributable to the office condominium unit and to exclude the interest expense on the aggregate amount defeased), is no less than the greater of 1.27x and the debt service coverage ratio for the trailing 12-month period ending in the most recently ended fiscal quarter, (iii) the borrower must have defeased the 222 Broadway Whole Loan in an amount equal to $51,400,000 (or such greater amount as necessary to achieve the debt service coverage ratio required pursuant to preceding clause (ii) which defeasance will be required to be applied to the notes pro rata), (iv) simultaneously with the defeasance described in clause (iii), the borrower transfers the retail condominium unit to another person, and (v) after giving effect to such release, the lender reasonably determines that the fair market value of the 222 Broadway Property is at least 80% of the 222 Broadway Loan’s outstanding principal balance of the loan after giving effect to such release.

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Bank of America Right of First Offer.  The Bank of America tenant has a right of first offer in the event the borrower offers to sell the 222 Broadway Property to a third party during the term of its lease.  The right of first offer is inapplicable in the case of a foreclosure or deed in lieu of foreclosure by the lender. If the borrower intends to sell the 222 Broadway Property, it is required to send BofA an offer notice that includes the purchase price, determined in the borrower’s sole determination, and all other terms and conditions of the sale. The borrower must also provide  BofA a complete rent roll of the 222 Broadway Property, the borrower’s financial summary and any marketing materials the borrower prepared in connection with the proposed sale. BofA is required to accept the offer within 30 days of receipt of the notice of sale or the offer terminates. If BofA exercises its right to purchase and the sale is not consummated within 120 days, the borrower has the right to sell to a third party on any terms.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

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Terrorism Insurance.  So long as TRIPRA or a similar or subsequent statute is in effect, the borrower is required to maintain terrorism insurance for foreign and domestic acts (as those terms are defined in TRIPRA or similar or subsequent statute) in an amount equal to the full replacement cost of the 222 Broadway Property, plus 12 months of business interruption coverage.  If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the borrower is required to carry terrorism insurance throughout the term of the 222 Broadway Loan as required by the preceding sentence, but in that event the borrower will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at that time in respect of the property and business interruption/rental loss insurance required under the loan documents (without giving effect to the cost of terrorism and earthquake components of such property and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds that amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to that amount.  The terrorism insurance is required to contain a deductible that is reasonably approved by the lender and is no larger than $100,000.  The required terrorism insurance may be included in a blanket policy, provided that the borrower provides evidence satisfactory to the lender that the insurance premiums for the 222 Broadway Property are separately allocated to the 222 Broadway Property under the blanket policy and that certain other requirements are satisfied.  See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Free Writing Prospectus.

17 BATTERY PLACE SOUTH

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		Natixis RE
Location (City/State)	New York, New York	Cut-off Date Principal Balance		$91,000,000
Property Type	Office	Cut-off Date Principal Balance per SF		$212.39
Size (SF)	428,450	Percentage of Initial Pool Balance		8.7%
Total Occupancy as of 4/30/2012(1)	99.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 4/30/2012(1)	99.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1903 / 1998	Mortgage Rate		4.8462%
Appraised Value	$141,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
Underwritten Revenues	$15,835,293
Underwritten Expenses	$5,867,010	Escrows
Underwritten Net Operating Income (NOI)	$9,968,283		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$9,411,298	Taxes	$0	$189,420
Cut-off Date LTV Ratio	64.5%	Insurance	$0	$12,897
Maturity Date LTV Ratio	56.9%	Replacement Reserves	$7,141	$7,141
DSCR Based on Underwritten NOI / NCF	1.73x / 1.63x	TI/LC(2)	$4,398,960	$93,147
Debt Yield Based on Underwritten NOI / NCF	11.0% / 10.3%	Other(3)	$3,241,235	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$91,000,000	79.3%	Loan Payoff	$105,004,594	91.5%
Subordinate Debt	14,000,000	12.2	Reserves	7,647,336	6.7
Principal’s New Cash Contribution	9,785,554	8.5	Closing Costs	2,133,625	1.9
Total Sources	$114,785,554	100.0%	Total Uses	$114,785,554	100.0%

(1)
As of April 30, 2012, the 17 Battery Place South Property was 99.0% leased and 81.9% occupied, with two floors undergoing renovations in preparation for occupancy by the New York Film Academy on January 1, 2013.  The New York Film Academy lease represents 17.1% of the total gross leasable area.

(2)
Upfront TI/LC reserve of $4,398,960 represents reserves that will be disbursed to the borrower for approved tenant improvement costs associated with the New York Film Academy lease. Ongoing TI/LC reserve of $39,313 represents monthly rollover reserves.  In addition to monthly rollover reserves, ongoing TI/LC reserves of $53,833 will be collected for leases that expire in 2017 and 2018 and that represent more than 2.0% of the gross leasable area.  This additional reserve has a cap of $3,223,000.  See “—Escrows” below.

(3)
Upfront other reserve of $3,119,360 represents the New York Film Academy prepaid rent and free rent in the amount of $1,250,000 and $1,869,360, respectively.  The remaining upfront other reserve of $121,875 is for deferred maintenance reserve.

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The Mortgage Loan.  The mortgage loan (the “17 Battery Place South Loan”) is evidenced by a note in the original principal amount of $91,000,000 and is secured by a first mortgage encumbering an office building located in New York, New York (the “17 Battery Place South Property”).  The 17 Battery Place South Loan was originated by Natixis RE.  The 17 Battery Place South Loan was originated on June 15, 2012 and represents approximately 8.7% of the Initial Pool Balance.  The note evidencing the 17 Battery Place South Loan had an outstanding principal balance as of the Cut-off Date of $91,000,000 and an interest rate of 4.8462% per annum.  The proceeds of the 17 Battery Place South Loan were used to refinance existing debt on the 17 Battery Place South Property.

The 17 Battery Place South Loan had an initial term of 120 months and, as of the Cut-off Date, has a remaining term of 118 months. The 17 Battery Place South Loan requires payments of interest only for the initial 36 months and then payments of principal and interest during the remaining term of the 17 Battery Place South Loan based on a 30-year amortization schedule until maturity. The scheduled maturity date is the due date in July 2022. Voluntary prepayment of the 17 Battery Place South Loan is prohibited prior to October 9, 2014.

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The Mortgaged Property. The 17 Battery Place South Property is a condominium unit comprised of a pre-war, 13-story multi-tenant office component located on 428,450 square feet of the base floors within 17 Battery Place South, a 31-story, mixed use office and residential building. Situated on the southernmost tip of Manhattan, the property features views of Battery Park, New York Harbor, and the Statue of Liberty. The 17 Battery Place South Property was built in 1903 and was renovated in 1998.

The 17 Battery Place South Property is part of a condominium (the “17 Battery Place Condominium”) that consists of (i) the 17 Battery Place South - office component (which is the Mortgaged Property), (ii) the 17 Battery Place South - residential component, and (iii) the 17 Battery Place North – office component. Each condo unit has its own independent power, heat and water systems. In addition, each condo unit has its own lobby, elevators and mechanical systems with no shared common space.

The 17 Battery Place South Property is occupied by, among others, Continental Stock Transfer, Securities Training Corp, Wall Street Access, Inc., and John V Lindsay Wildcat Service. As of April 30, 2012, the 17 Battery Place South Property was 99.0% leased and 81.9% occupied, with two floors undergoing renovations in preparation for occupancy by the New York Film Academy on January 1, 2013. The New York Film Academy lease represents 17.1% of the total gross leasable area.

17 BATTERY PLACE SOUTH

The following table presents certain information relating to the tenants at the 17 Battery Place South Property:

Ten Largest Tenants Based on Underwritten Base Rent
Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
New York Film Academy(1)	NR / NR / NR	73,326	17.1%	$2,401,099	15.9%	$32.75	8/31/2027	1, 10-year
Continental Stock Transfer(2)	NR / NR / NR	35,000	8.2	1,733,200	11.5	49.52	7/12/2017	NA
John V Lindsay Wildcat Service	NR / NR / NR	23,050	5.4	1,036,328	6.9	44.96	10/31/2017	NA
Wall Street Access, Inc.	NR / NR / NR	31,000	7.2	1,023,000	6.8	33.00	10/31/2018	NA
Securities Training Corp(3)	NR / NR / NR	31,000	7.2	868,000	5.8	28.00	2/28/2015	NA
CSA Central(4)	NR / NR / NR	14,120	3.3	619,727	4.1	43.89	6/30/2018	NA
Mcallister Towing	NR / NR / NR	15,146	3.5	534,957	3.5	35.32	10/31/2018	NA
International Longshoremen	NR / NR / NR	11,883	2.8	419,113	2.8	35.27	9/30/2019	NA
Nyack College(5)	NR / NR / NR	12,647	3.0	404,704	2.7	32.00	(5)	NA
David Evans and Associates	NR / NR / NR	7,723	1.8	362,131	2.4	46.89	2/29/2016	NA
Ten Largest Tenants		254,895	59.5%	$9,402,259	62.3%	36.89
Remaining Tenants		169,362	39.5	5,686,014	37.7	33.57
Vacant		4,193	1.0	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		428,450	100.0%	$15,088,272	100.0%	$35.56

(1)
New York Film Academy intends to commence occupancy on January 1, 2013.  In addition, New York Film Academy has one ten-year renewal option to renew its lease by giving notice to landlord by no more than 18 months and no less than 12 months prior to the last day of the initial term.

(2)
Continental Stock Transfer has the option to terminate the lease by giving notice of its desire to terminate within 180 days before lease expiration. If Continental Stock Transfer exercises this termination right, Continental Stock Transfer will be required to pay a cancellation fee as follows: $1,200,000 if such option is exercised between July 13, 2012 through July 12, 2013; $1,100,000 if such option is exercised between July 13, 2013 through July 12, 2014; and $1,000,000 if such option is exercised between July 13, 2014 through July 12, 2017.

(3)	Securities Training Corp subleases a portion of its space to one tenant occupying 4,944 SF paying $115,332, or $23.33 per square foot.
(4)	CSA Central has the right to terminate the lease at any time after June 30, 2015.
(5)	Nyack College will be moving out of their premises in the next six to 12 months.

The following table presents the lease rollover schedule at the 17 Battery Place South Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	3,748	0.9%	0.9%	$6,000	0.0%	$1.60	6
2012	43,799	10.2	11.1%	1,421,112	9.4	32.45	7
2013	28,694	6.7	17.8%	950,059	6.3	33.11	9
2014	28,004	6.5	24.3%	1,018,970	6.8	36.39	14
2015	39,794	9.3	33.6%	1,171,331	7.8	29.43	6
2016	40,202	9.4	43.0%	1,404,109	9.3	34.93	11
2017	87,366	20.4	63.4%	3,809,090	25.2	43.60	9
2018	60,266	14.1	77.5%	2,177,684	14.4	36.13	3
2019	16,433	3.8	81.3%	650,253	4.3	39.57	2
2020	2,625	0.6	81.9%	78,566	0.5	29.93	1
2021	0	0.0	81.9%	0	0.0	0.00	0
2022	0	0.0	81.9%	0	0.0	0.00	0
2023 & Thereafter(2)	73,326	17.1	99.0%	2,401,099	15.9	32.75	1
Vacant	4,193	1.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	428,450	100.0%		$15,088,272	100.0%	35.56	69

(1)	Calculated based on approximate square footage occupied by each owned tenant.
(2)
New York Film Academy intends to commence occupancy on January 1, 2013.  In addition, New York Film Academy has one ten-year renewal option to renew its lease by giving notice to landlord by no more than 18 months and no less than 12 months prior to the last day of the initial term.

17 BATTERY PLACE SOUTH

The following table presents certain information relating to recent leasing activity at the 17 Battery Place South Property:

Recent Leasing Activity(1)

Tenant	SF	Lease Begin	Lease Term (mos.)	Total Rent ($ psf)	Tenant Improvements ($ psf)
New York Film Academy(2)	73,326	May 2012	180	$32.75	$33.60
Command Security Corp.(3)	6,080	July 2012	120	$27.68	$5.00
Independent Review Board(3)	9,954	January 2013	36	$35.01	$5.00

(1)	Source: As provided by the borrower.
(2)
New York Film Academy intends to commence occupancy on January 1, 2013.  In addition, New York Film Academy has one ten-year renewal option to renew its lease by giving notice to landlord by no more than 18 months and no less than 12 months prior to the last day of the initial term.

(3)	Represents recent renewals at the property.

The following table presents certain information relating to historical leasing at the 17 Battery Place South Property:

Historical Leased %(1)

	2007	2008	2009	2010	2011
Owned Space	92.7%	89.9%	89.6%	91.2%	90.9%

(1)	As provided by the borrower which reflects average occupancy for the year.

Historical Annual Rent Per Square Foot(1)

	2009	2010	2011
Owned Space	$26.48	$28.80	$27.95

(1)	As provided by the borrower which reflects average occupancy for the year.

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Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 17 Battery Place South Property:

Cash Flow Analysis(1)

	2009	2010	2011	TTM 4/30/2012	Underwritten(2)	Underwritten $ per SF
Base Rent	$11,343,300	$12,337,558	$11,973,277	$12,115,879	$15,088,272	$35.22
Overage Rent	0	0	0	0	0	0.00
Gross Up Vacancy	0	0	0	0	134,176	0.31
Total Rent	$11,343,300	$12,337,558	$11,973,277	$12,115,879	$15,222,448	$35.53
Total Reimbursables	1,691,090	1,445,082	1,589,101	1,567,518	1,696,808	3.96
Parking Income	0	0	0	0	0	0.00
Other Income(3)	(105,273)	52,280	(15,086)	(88,434)	(73,200)	(0.17)
Less Vacancy & Credit Loss	0	0	0	0	(1,010,763)	(2.36)
Effective Gross Income	$12,929,117	$13,834,920	$13,547,292	$13,594,963	$15,835,293	$36.96

Total Operating Expenses	$5,033,653	$5,301,651	$5,335,179	$5,442,659	$5,867,010	$13.69

Net Operating Income	$7,895,464	$8,533,269	$8,212,113	$8,152,304	$9,968,283	$23.27
TI/LC	1,353,240	891,028	373,263	268,266	471,295	1.10
Capital Expenditures	1,232,967	189,671	486,570	510,544	85,690	0.20
Net Cash Flow	$5,309,257	$7,452,570	$7,352,280	$7,373,494	$9,411,298	$21.97

(1)
Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments, and any other non-recurring or non-operating items were excluded from the historical presentation and were not considered for the underwritten cash flow.

(2)
Underwritten base rent based on contractual rents as of 2/1/2013 and rent steps through 9/1/2013. Base rent includes the New York Film Academy lease, who intends to commence occupancy in January 2013.  The New York Film Academy receives abated rent for a period of time.  Natixis RE reserved $1,250,000 and $1,869,360 in proceeds for prepaid rent and free rent, respectively for the New York Film Academy tenant.

(3)
The Property receives Power Downtown Credits under the New York City Commercial Revitalization Program in the form of tax abatements (“NYCCRP Credits”) that are passed-through to certain tenants.  The NYCCRP Credits provide property tax abatement for certain nonresidential or mixed-use premises built before 1975 located in lower Manhattan.  The borrower’s existing abatements under the program phase out through May 31, 2016.  The annualized amount is estimated based on New York City’s abatement schedule for the period January 1, 2012 to June 30, 2012 and excludes the abatements that are expiring in 2012.

17 BATTERY PLACE SOUTH

■	Appraisal. According to the appraisal, the 17 Battery Place South Property had an “as-is” appraised value of $141,000,000 as of an effective date of June 1, 2012.

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Environmental Matters.  According to the Phase I environmental report dated June 7, 2012, there were no recommendations for further action other than (a) posting the New York City Fire Department’s registration for the two 20,000 gallon above ground storage tanks, (b) properly removing an abandoned above ground storage tank along with its fill and vent pipe, and (c) developing an operations and maintenance program plan to address any potential asbestos present at the 17 Battery Place South Property.

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Market Overview and Competition.  The 17 Battery Place South Property has views of Battery Park, New York Harbor, the Statute of Liberty, the Hudson River and the East River.  The 17 Battery Place South Property is accessible to mass transit via its close proximity to the World Trade Center PATH station, the Staten Island Ferry terminal, the World Trade Center transit hub (which is currently under construction), and several subway stations (Bowling Green, Rector Street, Wall Street, and South Ferry) which access a variety of train lines.  The 17 Battery Place South Property is also accessible to major roads such as the FDR Drive and the West Side Highway and is accessible to the Brooklyn Battery Tunnel.

The following table presents certain information relating to certain office lease comparables provided in the appraisal for the 17 Battery Place South Property:

Office Lease Comparables(1)

	17 Battery Place South	11 Broadway(2)	26 Broadway(2)	39 Broadway(2)	50 Broadway(2)	61 Broadway(2)
Year Built	1903	1896	1922	1927	1927	1916
Total GLA	428,450	345,000	630,000	401,370	270.000	548,155
Total Occupancy	81.9%(3)	78.0%	83.5%	95.1%	91.0%	95.9%
Quoted Rent Rate PSF	$35.53	$26.00-$40.00	$35.00-$45.00	$32.00-$34.00	$32.00-$35.00	$33.00-$38.00
Expense Basis	Base Year	Base Year	Base Year	Base Year	Base Year	Base Year

(1)	Certain lease comparables shown in the above table may be renewals.
(2)	Source: Appraisal.
(3)
As of April 30, 2012, the 17 Battery Place South Property was 99.0% leased and 81.9% occupied, with two floors undergoing renovations in preparation for occupancy by the New York Film Academy on January 1, 2013.  The New York Film Academy lease represents 17.1% of the total gross leasable area.

  The following table presents certain information relating to certain office sales comparables provided in the appraisal for the 17 Battery Place South Property:

Office Sales Comparables(1)

Property Name	City	Sale Date	Year Built	NRA (SF)	Sale Price	Sale Price PSF(2)	Occupancy
17 Battery Place South	New York	NAP	1903	428,450	NAP	NAP	99.0	%(3)
222 Broadway	New York	April 2012	1961	786,931	$230,000,000	$292.27	79.0%
4 New York Plaza(4)	New York	April 2012	1969	1,121,753	$270,000,000	$240.69	95.0%
14 Wall Street	New York	April 2012	1912	1,016,723	$303,000,000	$298.02	82.0%
33 Maiden Lane	New York	January 2012	1984	624,124	$207,500,000	$332.47	86.0%

(1)	Source: Appraisal.
(2)	Transaction amount adjusted for cash equivalency and/or deferred maintenance (where applicable).
(3)
As of April 30, 2012, the 17 Battery Place South Property was 99.0% leased and 81.9% occupied, with two floors undergoing renovations in preparation for occupancy by the New York Film Academy on January 1, 2013.  The New York Film Academy lease represents 17.1% of the total gross leasable area.

(4)	In contract, as of the June 1, 2012 appraisal.

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The Borrower.  The borrower is Battery Commercial Associates LLC, a New York limited liability company.  Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 17 Battery Place South Loan.  The borrower is indirectly owned, in part, by Joseph Moinian, who is also the non-recourse carveout guarantor of the 17 Battery Place South Loan.

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Escrows.  At origination, the borrower deposited (i) $4,398,960 into a tenant improvement and leasing commission reserve account in respect of the space leased by the New York Film Academy, (ii) $1,250,000 and $1,869,360 into a prepaid rent and free rent reserve account, respectively, in respect of the New York Film Academy lease, (iii) $121,875 in a deferred maintenance reserve, and (iv) $7,141 in a replacement reserve.

17 BATTERY PLACE SOUTH

On each due date, the borrower is required to fund a tax, insurance and assessments reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay tax, insurance premiums and fire safety assessments over the then succeeding 12-month period.  In addition, on each due date, the borrower is required to fund (i) a replacement reserve in the monthly amount of $7,141, (ii) a tenant improvement and leasing commission reserve in the monthly amount of $39,313, and (iii) a rollover reserve for leases that expire in 2017 and 2018 and that represent more than 2.0% of the gross leasable area, in the monthly amount of $53,833.  The rollover reserve for leases that expire in 2017 and 2018 has a cap of $3,223,000.

During the continuance of a 17 Battery Place South Trigger Period, all excess rents will be deposited into a sweep subaccount, such amounts to be held as additional collateral for the unpaid principal, all interest accrued and unpaid thereon, any yield maintenance premium, and all other sums due under the loan documents.

A “17 Battery Place South Trigger Period” means (a) any period commencing as of the end of any fiscal quarter in which the debt service coverage ratio (as calculated under the loan documents) of the 17 Battery Place South Property for the prior 12-months period is less than 1.05x and terminating upon six consecutive months in which the debt service coverage ratio (as calculated under the loan documents) of the 17 Battery Place South Property for the prior 12-month period is equal to or greater than 1.05x or (b) any period commencing upon an event of default under the 17 Battery Place South Loan and terminating upon the cure of such an event of default.

Upon the termination of a 17 Battery Place South Trigger Period, and provided that no event of default under the 17 Battery Place South Loan, or monetary default or non-monetary default has occurred and is continuing, the lender will disburse all remaining amounts in the sweep subaccount to the borrower at the borrower’s request.

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Lockbox and Cash Management.  The 17 Battery Place South Loan requires a hard lockbox, which is already in place.  The loan documents require the borrower to direct the tenants to pay their rents directly to a lender controlled cash management account.  The loan documents require that all rents received by the borrower or the property manager be deposited into the cash management account within one business day after receipt.  On each business day that no event of default under the 17 Battery Place South Loan is continuing, all funds in the cash management account in excess of the amount required to pay debt service and fund required reserves on the next due date will be remitted to an operating account designated and accessible by the borrower and pledged to the lender.  During the continuance of an event of default under the 17 Battery Place South Loan, the lender may apply any funds in the cash management account to amounts payable under the 17 Battery Place South Loan and/or toward the payment of expenses of the 17 Battery Place South Property, in such order of priority as the lender may determine.

■
17 Battery Place South Condominium.  The 17 Battery Place Condominium is comprised of three boards: (i) a board of directors (the “Board of Managers”) relating to the entire 17 Battery Place Condominium, (ii) a board of directors (the “South Building Board”) relating to the 17 Battery Place South office and residential components, and (iii) a board of directors (the “North Building Board”) for the 17 Battery Place North office component.  The 17 Battery Place South Property is subject to the Board of Managers and the South Building Board.  The Board of Managers consists of five members, one of which is appointed by the owner of the Mortgaged Property.  All actions of the Board of Managers must be approved by a majority of the members of the Board of Managers, subject to meeting and voting procedures contained in the by-laws. The South Building Board consists of four members, two of which are appointed by the owner of the Mortgaged Property.  All actions of the South Building Board must be approved by a majority of the members of the South Building Board, subject to meeting and voting procedures contained in the by-laws.

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Property Management.  The 17 Battery Place South Property is currently managed by Newmark & Company Real Estate, Inc., pursuant to a management agreement.  Under the loan documents, the 17 Battery Place South Property may not be managed by any other party, except for a management company approved by the lender and with respect to which a Rating Agency Confirmation has been received.  The lender may require the borrower to replace the property manager if there is a material default by the property manager under the management agreement, the filing of a bankruptcy petition or a similar event with respect to the property manager or if an event of default under the 17 Battery Place South Loan has occurred and is continuing.

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Mezzanine or Subordinate Indebtedness.  There is currently mezzanine debt, originated by Natixis RE, with an outstanding principal balance of $14,000,000 as of the Cut-off Date that is secured by direct or indirect equity

17 BATTERY PLACE SOUTH

interests in the borrower. No additional subordinate indebtedness is permitted. The mezzanine loan is coterminous with the 17 Battery Place South Loan and requires interest payments based on an interest rate of 11.2500% per annum on an actual/360 basis. [The intercreditor agreement and the mezzanine loan documents provide, among other requirements, that (i) all payments under the such mezzanine loan will be made only from excess cash flow from the 17 Battery Place South Property and only for so long as no event of default under the 17 Battery Place South Loan has occurred, (ii) the holder of such mezzanine loan will not be permitted to petition for or otherwise institute proceedings under the United States Bankruptcy Code against the borrower, and (iii) the holder of such mezzanine loan will assign all of its voting rights to the lender in the event of and in connection with any bankruptcy or insolvency of the borrower]. As of September [ ], the mezzanine lender is [ ]. See “Description of the Mortgage Pool–Statistical Characteristics of the Mortgage Loan–Additional Indebtedness” in the Free Writing Prospectus.

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Terrorism Insurance.  The borrower is required to maintain terrorism insurance throughout the term of the loan for certified acts and non-certified acts (as such terms are defined in TRIPRA or such similar or subsequent statute) in an amount equal to the full replacement cost of the 17 Battery Place South Property, with business income coverage the amount of time it would take to rebuild plus a 365 day extended period of indemnity.  The terrorism insurance is required to contain a deductible that is approved by the lender and is no larger than $100,000.  The required terrorism insurance may be included in a blanket policy, provided that the borrower provides evidence satisfactory to the lender that the insurance premiums for the 17 Battery Place South Property are separately allocated under such blanket policy and that certain other requirements are satisfied.  See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Free Writing Prospectus.

PINNACLE AT WESTCHASE

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CGMRC
Location (City/State)	Houston, Texas	Cut-off Date Principal Balance		$79,827,198
Property Type	Office	Cut-off Date Principal Balance per SF		$169.51
Size (SF)	470,940	Percentage of Initial Pool Balance		7.7%
Total Occupancy as of 6/30/2012	97.8%	Number of Related Mortgage Loans		None
Owned Occupancy as of 6/30/2012	97.8%	Type of Security		Fee Simple
Year Built / Latest Renovation	1998 / 2011	Mortgage Rate		4.9400%
Appraised Value	$117,500,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
Underwritten Revenues	$13,722,992
Underwritten Expenses	$5,078,830	Escrows
Underwritten Net Operating Income (NOI)	$8,644,161		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$8,017,247	Taxes	$949,516	$158,253
Cut-off Date LTV Ratio	67.9%	Insurance	$94,564	$8,597
Maturity Date LTV Ratio	55.9%	Replacement Reserves	$0	$7,849
DSCR Based on Underwritten NOI / NCF	1.69x / 1.57x	TI/LC	$0	$73,688
Debt Yield Based on Underwritten NOI / NCF	10.8% / 10.0%	Other(1)	$8,017,311	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$80,000,000	99.9%	Loan Payoff	$45,224,256	56.5%
Other Sources	50,000	0.1	Principal Equity Distribution	23,340,361	29.2
			Reserves	9,061,391	11.3
			Closing Costs	2,159,853	2.7
			Other Uses	264,139	0.3
Total Sources	$80,050,000	100.0%	Total Uses	$80,050,000	100.0%

(1)
The other upfront reserve of $8,017,311 represents a Conoco Phillips Lease Holdback Reserve ($7,375,235) for tenant improvements and/or paying leasing commissions required pursuant to the terms of the Conoco Phillips Lease, a Conoco Phillips Rent Abatement Reserve ($412,662) for one month of free rent due to Conoco Phillips under its lease, and a Quorum Lease Reserve ($229,414) for certain unfunded obligations of the Pinnacle Borrower.

■
The Mortgage Loan.  The mortgage loan (the “Pinnacle at Westchase Loan”) is evidenced by a note in the original principal amount of $80,000,000 and is secured by a first mortgage encumbering an office building located in Houston, Texas (the “Pinnacle at Westchase Property”).  The Pinnacle at Westchase Loan was originated by Citigroup Global Markets Realty Corp. on June 13, 2012 and represents approximately 7.7% of the Initial Pool Balance.  The note evidencing the Pinnacle at Westchase Loan had an outstanding principal balance as of the Cut-off Date of $79,827,198 and an interest rate of 4.9400% per annum.  The proceeds of the Pinnacle at Westchase Loan were used to refinance existing debt on the Pinnacle at Westchase Property.

The Pinnacle at Westchase Loan had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date.  The Pinnacle at Westchase Loan requires payments of interest and principal during the term of the Pinnacle at Westchase Loan based on a 30-year amortization schedule.  The scheduled maturity date is the due date in July 2022.  Voluntary prepayment of the Pinnacle at Westchase Loan is permitted on or after April 6, 2022.  Defeasance with direct, non-callable obligations that are either the direct obligations of, or are fully guaranteed by the full faith and credit of, the United States of America is permitted at any time after the second anniversary of the Closing Date.

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The Mortgaged Property. The Pinnacle at Westchase Property is a 470,940 SF, nine-story, Class A office building located in the Westchase submarket of Houston, Texas.  The Pinnacle at Westchase Property is situated on an 8.85 acre site and includes a five-story parking garage that contains 1,886 parking spaces.  The office tower has 53,452 SF floor plates and an overall functional office design with a remodeled lobby, conference room and off-street parking.  The Pinnacle at Westchase Property is located near a full-service hotel and other mid-rise office buildings in its immediate area.  As of June 30, 2012, the Total Occupancy was 97.8%.

PINNACLE AT WESTCHASE

The following table presents certain information relating to the tenants at the Pinnacle at Westchase Property:

Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating(Fitch/MIS/S&P) (1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Conoco Phillips	A / A1 / A	210,735	44.7%	$5,194,900	53.4%	$24.65	7/31/2019	3, 5-year options
Aker Business Services Inc.(2)	NR / NR / NR	186,869	39.7	3,391,672	34.9	18.15	1/31/2020
Quorum Business Solutions(3)	NR / NR / NR	63,084	13.4	1,135,512	11.7	18.00	2/28/2020
Total Tenants		460,688	97.8%	$9,722,084	100.0%	$21.10
Remaining Tenants		0	0.0	0	0.0	0.00
Vacant		10,252	2.2	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		470,940	100.0%	$9,722,084	100.0%	$21.10

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)
Aker Business Services Inc. may terminate its lease only with respect to the entire third floor of the Pinnacle at Westchase Property (53,452 SF), effective December 1, 2016, provided that Aker Business Services Inc. gives at least 9 months’ written notice and pays a termination fee of $1,282,118.

(3)
Quorum Business Solutions has a one-time early termination option on December 31, 2016, provided that Quorum Business Solutions gives written notice on or before July 1, 2016 and pays a termination fee equal to $1,060,289.

The following table presents the lease rollover schedule at the Pinnacle at Westchase Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent (2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2012	0	0.0	0.0%	0	0.0	0.00	0
2013	0	0.0	0.0%	0	0.0	0.00	0
2014	0	0.0	0.0%	0	0.0	0.00	0
2015	0	0.0	0.0%	0	0.0	0.00	0
2016	0	0.0	0.0%	0	0.0	0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	210,735	44.7	44.7%	5,194,900	53.4	24.65	7
2020	249,953	53.1	97.8%	4,527,184	46.6	18.11	7
2021	0	0.0	97.8%	0	0.0	0.00	0
2022	0	0.0	97.8%	0	0.0	0.00	0
2023 & Thereafter	0	0.0	97.8%	0	0.0	0.00	0
Vacant	10,252	2.2	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	470,940	100.0%		$9,722,084	100.0%	$21.10	14

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.
(2)
UW Base Rent includes contractual rent steps through January 31, 2013.  UW Base Rent includes the present value of contractual rent steps (discounted at a 9.25% discount rate) pursuant to the Conoco Phillips lease.

The following table presents certain information relating to historical leasing at the Pinnacle at Westchase Property:

Historical Leased %(1)

	1998-2009	2010	2011	6/30/2012
Owned Space	100.0%	42.3%	54.0%	97.8%

(1)	As provided by the Pinnacle Borrower which reflects average occupancy for the year.

PINNACLE AT WESTCHASE

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Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Pinnacle at Westchase Property:

Cash Flow Analysis(1)

	2011	TTM 3/31/2012	Underwritten(2)	Underwritten $ per SF
Base Rent(2)	$1,149,476	$1,840,748	$8,411,053	$17.86
Contractual Rent Steps	0	0	1,311,032	2.78
Gross Up Vacancy	0	0	100,000	0.21
Total Rent	$1,149,476	$1,840,748	$9,822,084	20.86
Total Reimbursables	770,578	1,036,766	4,947,349	10.51
Parking Income	0	0	0	0.00
Other Income(3)	200,343	239,999	185,000	0.39
Less Vacancy & Credit Loss	0	0	(1,231,442)	(2.61)
Effective Gross Income	$2,120,397	$3,117,513	$13,722,992	$29.14

Total Operating Expenses	$3,150,954	$3,699,476	$5,078,830	$10.78

Net Operating Income	($1,030,556)	($581,963)	$8,644,161	$18.36
TI/LC	0	0	532,726	1.13
Capital Expenditures	0	0	94,188	0.20
Net Cash Flow	($1,030,556)	($581,963)	$8,017,247	$17.02

(1)
Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)
UW Base Rent includes contractual rent steps through January 31, 2013.  UW Base Rent includes the present value of contractual rent steps (discounted at a 9.25% discount rate) pursuant to the Conoco Phillips lease.

(3)	Includes storage income, antenna income, and other miscellaneous income.

■	Appraisal. According to the appraisal, the Pinnacle at Westchase Property had an “as-is” appraised value of $117,500,000 as of an effective date of May 3, 2012.

■	Environmental Matters. Based on a Phase I environmental report dated May 9, 2012, the environmental consultant recommended no further action.

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Market Overview and Competition.  According to a market report, as of the second quarter of 2012, the total Houston office market consisted of 269 million SF comprised of 5,660 buildings.  The direct vacancy rate was 12.2% and the average gross rental rate was $23.64 per square foot. Year-to-date net absorption was 1.6 million SF through June 2012.  Class A office properties within the overall Houston office market reported a direct vacancy of 11.2% and an average gross rent of $30.73 per square foot. Year-to-date class A net absorption was 895,436 SF through June 2012.

The Pinnacle at Westchase Property is located in the Westchase office submarket, within the Houston office market, and is more specifically located at Briarpark Drive and Meadowglen Lane, in the western portion of Houston, Texas.  The Pinnacle at Westchase Property is in close proximity to Westheimer Road, which is the primary roadway in the Westchase office submarket.  Significant development in the area consists of office, retail, hotels, and multifamily complexes.

As of the second quarter of 2012 the Westchase office submarket had a total office inventory of 15.7 million square feet with 1.5 million SF vacant, indicating a vacancy rate of 9.9%.  The second quarter of 2012 vacancy rate of 9.9% is lower than the second quarter of 2011 vacancy rate of 13.6%.

PINNACLE AT WESTCHASE

The following table presents certain information relating to certain office lease comparables provided in the appraisal for the Pinnacle at Westchase Property:

Office Lease Comparables(1)

	Pinnacle at Westchase	City Centre Two(2)	Westchase Park(2)	One BriarLake Plaza(2)	Granite Westchase II(2)	2500 CityWest(2)	One Oak Park(2)
Year Built	1998	2009	2009	2000	2008	1982	2009
Total GLA	470,940	149,827	272,361	502,410	318,551	578,284	153,342
Total Occupancy	97.8%	100.0%	97.0%	100.0%	96.0%	93.0%	98.0%
Quoted Rent Rate PSF	NAP(3)	$28.00-$28.00	$22.50-$22.50	$26.50-$28.00	$24.00-$24.00	$21.00-$25.00	$22.00-$22.00
Expense Basis	NNN	NNN	NNN	NNN	NNN	NNN	NNN

(1)	Certain lease comparables shown in the above table may be renewals.
(2)	Source: Appraisal.
(3)	No office space is currently offered for lease. The weighted average in-place contractual rent was $18.26 psf NNN as of June 30, 2012.

The following table presents certain information relating to certain office sales comparables provided in the appraisal for the Pinnacle at Westchase Property:

Office Sales Comparables(1)

Property Name	City	Sale Date	Year Built	NRA (SF)	Sale Price	Sale Price PSF	Occupancy
The Plaza at Enclave	Houston	January 2012	2007	344,295	$107,500,000	$312.23	96%
2500 CityWest	Houston	November 2011	1982	578,284	$129,800,000	$224.46	98%
Westway II	Houston	September 2011	2008	242,374	$70,300,000	$290.05	100%
Energy Center II	Houston	June 2011	2007	303,299	$92,600,000	$305.31	100%
Two WestLake Park	Houston	February 2011	1982	387,509	$80,500,000	$207.74	96%
Westway One	Houston	January 2011	2007	143,961	$31,000,000	$215.34	100%

(1)	Source: Appraisal

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The Borrower.  The Pinnacle Borrower and fee owner of the Pinnacle at Westchase Property is Pinnacle Owner Corp. (“Pinnacle Borrower”), a single-purpose, single-asset entity.  In order to comply with certain aspects of Shari’ah law, the Pinnacle Borrower entered into a Master Lease Agreement with another single-purpose, single-asset entity, Pinnacle Tenant LLC (“Pinnacle Master Tenant”) an entity that is indirectly owned by the non-recourse carve-out-guarantor, Prism Office Holdings, LLC.  Each of Pinnacle Borrower and Pinnacle Master Tenant are controlled (directly or indirectly) by Interventure Advisors LP.  Pinnacle Master Tenant is responsible for day-to-day operations of the Pinnacle at Westchase Property and, pursuant to the terms of the master lease agreement, Pinnacle Master Tenant is obligated to remit all rents and any other income generated by the Pinnacle at Westchase Property to Pinnacle Borrower, which amounts are applied in accordance with the terms of the loan documents.  All excess cash after payment by Pinnacle Borrower of all amounts due under the loan documents are remitted to Pinnacle Master Tenant.   Legal counsel to the Pinnacle Borrower delivered a non-consolidation opinion in connection with the origination of the Pinnacle at Westchase Loan.

At closing, the lender received a fee mortgage from Pinnacle Borrower on its interest in the property.  In addition, the lender secured a full subordination of the master lease which permits the lender (or Pinnacle Borrower, at lender’s election), after an event of default, to terminate the master lease and operate the Pinnacle at Westchase Property directly.  In addition, Pinnacle Master Tenant executed a leasehold mortgage secured by the master lease in favor of Pinnacle Borrower, which leasehold mortgage was subordinated and assigned to the lender.  See “Risk Factors—Risks of Shari’ah Compliant Loans” in the Free Writing Prospectus.

■	Escrows. On the origination date, the Pinnacle Borrower funded aggregate reserves of $9,061,391 with respect to the Pinnacle at Westchase Property, comprised of: (i) $949,516 for real estate taxes,

PINNACLE AT WESTCHASE

(ii) $94,564 for insurance, (iii) $7,375,235 for a Conoco Lease Holdback Reserve, (iv) $412,662 for a Conoco Rent Abatement Reserve, and (v) $229,414 for certain unfunded obligations of the Pinnacle Borrower (including, without limitation, obligations related to tenant improvements).

On each monthly payment date, the Pinnacle Borrower is required to fund the following reserves with respect to the Pinnacle at Westchase Property: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period; (ii) if required by the lender, an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding twelve month period; (iii) a replacement reserve in the amount of $7,849; and (iv) a tenant improvement and leasing commission reserve in the amount of $73,688 through the monthly payment date occurring in July 2018.

In addition, on each monthly payment date during a Pinnacle at Westchase Trigger Period, the Pinnacle Borrower will be required to deposit into an eligible account with the lender or the servicer all excess cash flow (and operating expenses required for the property) generated by the Pinnacle at Westchase Property.

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Lockbox and Cash Management.  The Pinnacle at Westchase Loan requires a hard lockbox, which is already in place.  The loan documents require the Pinnacle Borrower to direct the tenants (except for tenants under rooftop antenna leases) to pay their rents directly to a lender-controlled lockbox account.  On each business day, sums on deposit in the lockbox account are required to (i) provided no Pinnacle at Westchase Trigger Period exists, be transferred to the Pinnacle Borrower, or (ii) if a Pinnacle at Westchase Trigger Period exists, be transferred to the cash management account and applied in accordance with the loan payment waterfall set forth in the loan documents.

A “Pinnacle at Westchase Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio (as defined pursuant to the loan documents) being less than 1.20x on a trailing 12-month basis, (iii) the occurrence of a Specified Tenant Trigger Period, and (iv) the occurrence of a Conoco Credit Rating Trigger Period; and (B) expiring upon (w) with regard to any Pinnacle at Westchase Trigger Period commenced in connection with clause (i) above, the cure of the applicable event of default, (x) with regard to any Pinnacle at Westchase Trigger Period commenced in connection with clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.25x for two consecutive calendar quarters, (y) with regard to any Pinnacle at Westchase Trigger Period commenced in connection with clause (iii) above, a Specified Tenant Trigger Period ceasing to exist, and (z) with regard to any Conoco Credit Rating Trigger Period commenced in connection with clause (iv) above, a Conoco Credit Rating Trigger Period ceasing to exist.

“Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) Conoco Phillips and/or Aker Business Services Inc. being in monetary default under its lease, (ii) Conoco Phillips and/or Aker Business Services Inc. giving notice that it is terminating its lease for all or any portion of the space and/or the Conoco Phillips’ lease and/or the Aker Business Services Inc. lease failing to otherwise be in full force and effect (including, without limitation, by way of rejection in any bankruptcy or similar insolvency proceedings), (iii) any termination or cancellation of the Conoco Phillips and/or Aker Business Services Inc. lease, (iv) any bankruptcy or similar insolvency of Conoco Phillips and/or Aker Business Services Inc., and (v) Conoco Phillips and/or Aker Business Services Inc. failing to extend or renew its lease at least 12 months prior to the expiration of the then applicable term; and (B) expiring upon the lender’s receipt of evidence that the breach has been cured in accordance with the loan documents in connection with the clauses above.

“Conoco Credit Rating Trigger Period” means a period (A) commencing upon the occurrence of both (x) the loss by Conoco Phillips of a rating of BBB- / Baa3 (the “Required Rating”) from at least two rating agencies for more than one calendar quarter and (y) Conoco Phillips’ failure to occupy at least 10% of the space originally demised under Conoco Phillips’ lease; and (B) expiring upon the earlier to occur of (i) the re-leasing all or substantially all of the premises demised under the Conoco Phillips lease to a tenant paying full unabated rent under such lease (unless rent abatement has been

PINNACLE AT WESTCHASE

reserved for with lender) or (ii) Conoco Phillips providing a replacement entity for its lease that satisfies the Required Rating or is otherwise reasonably acceptable to the lender or is open and operating for business within at least 10% of the space demised under Conoco Phillips’ lease (including in connection with permitted subleases of such premises) and continues paying full, unabated rent.

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Property Management.  The Pinnacle at Westchase Property is currently managed by Stream Realty Partners - Houston L.P., an independent third party property management firm.  Under the loan documents, the Pinnacle at Westchase Property may not be managed by any party, other than Stream Realty Partners – Houston L.P. or another management company approved by the lender (which approval may be condition upon the lender’s receipt of a Rating Agency Confirmation); however, the Pinnacle Borrower may replace Stream Realty Partners – Houston L.P. with any of the following management companies, provided no event of default exists and the lender receives at least 20 days’ written notice: CBRE, Hines, Jones Lang Lasalle, and Transwestern. The lender has the right to terminate the management agreement and replace the manager or require that the Pinnacle Borrower terminate the management agreement and replace the manager during an event of default by the Pinnacle Borrower under the Pinnacle at Westchase Loan after taking into account any applicable notice and cure periods.

■
Terrorism Insurance. The Pinnacle Borrower must maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Pinnacle at Westchase Property, plus 18 months of business interruption coverage.  The terrorism insurance is required to contain a deductible that is acceptable to the lender and is no larger than $50,000.  See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Free Writing Prospectus.

GANSEVOORT PARK HOTEL

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CGMRC
Location (City/State)	New York, New York	Cut-off Date Principal Balance(1)	$75,000,000
Property Type	Hospitality	Cut-off Date Principal Balance per Room(2)	$562,249.00
Size (Rooms)	249	Percentage of Initial Pool Balance	7.2%
Total [TTM] Occupancy as of 5/31/2012	83.6%	Number of Related Mortgage Loans	None
Owned [TTM] Occupancy as of 5/31/2012	83.6%	Type of Security	Fee Simple
Year Built / Latest Renovation	2010 / NAP	Mortgage Rate	5.0200%
Appraised Value	$278,000,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months) (3)	360
Underwritten Revenues	$43,419,651
Underwritten Expenses	$25,920,845	Escrows
Underwritten Net Operating Income (NOI)	$17,498,806	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$15,979,840	Taxes	$572,300	$100,775
Cut-off Date LTV Ratio(2)	50.4%	Insurance	$35,444	$38,101
Maturity Date LTV Ratio(2)	39.9%	FF&E(4)	$0	$73,134
DSCR Based on Underwritten NOI / NCF(2)	1.94x / 1.77x	Other(5)	$0	$250,000
Debt Yield Based on Underwritten NOI / NCF(2)	12.5% / 11.4%

Sources and Uses(6)
Sources	$	%	Uses	$	%
Loan Amount	$140,000,000	87.4%	Loan Payoff	$158,319,800	98.9%
Mezzanine Loan Amount	20,000,000	12.5	Closing Costs	850,626	0.5
Other Sources	100,000	0.1	Reserves	607,744	0.4
Principal Equity Distribution	310,181	0.2
Other Uses	11,650	0.0
Total Sources	$160,100,000	100.0%	Total Uses	$160,100,000	100.0%

(1)
The Cut-off Date Principal Balance of $75.0 million represents the note A-1 of a $140.0 million whole loan evidenced by two pari passu notes.  The pari passu companion loan is the note A-2 in the original principal amount of $65.0 million that is held outside the Issuing Entity.

(2)	Calculated based on the entire Gansevoort Park Avenue Whole Loan.
(3)	For time period July 2012 – June 2013. See “—Escrows” below.
(4)	Other reserve is a seasonality reserve which is required to be funded during the months of October, November, and December.
(5)	Sources and Uses based on the $140.0 million whole loan and not just the A-1 note included in the trust.

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The Mortgage Loan. The mortgage loan (the “Gansevoort Park Hotel Loan”) is part of a whole loan structure (the “Gansevoort Park Hotel Whole Loan”) comprised of two pari passu loans that are together secured by a first mortgage encumbering a 249-room full service hotel located in New York, New York (the “Gansevoort Park Hotel Property”).  The Gansevoort Park Hotel Loan (evidenced by note A-1), which will be contributed to the Issuing Entity, has an outstanding principal balance as of the Cut-off Date of $75,000,000 and represents approximately 7.2% of the Initial Pool Balance and the related companion loan (the “Gansevoort Park Hotel Companion Loan”) (evidenced by note A-2), which will be initially retained by Citigroup Global Markets Realty Corp. and is expected to be contributed to a future transaction, has an outstanding principal balance as of the Cut-off Date of $65,000,000. The Gansevoort Park Hotel Whole Loan was originated on June 1, 2012 by Citigroup Global Markets Realty Corp.  The Gansevoort Park Hotel Whole Loan had an original principal balance of $140,000,000 and each note has an interest rate of 5.0200% per annum.  The proceeds of the Gansevoort Park Hotel Whole Loan were used to refinance existing debt secured by a lien on the Gansevoort Park Hotel Property. The Gansevoort Park Hotel Whole Loan will be serviced under the 2012-GC8 pooling and servicing agreement. See “Description of the Mortgage Pool – The Whole Loans” for more information regarding the co-lender agreement that governs the relative rights of the holders of the Gansevoort Park Hotel Loan and the Gansevoort Park Hotel Companion Loan, and see “The Pooling and Servicing Agreement – Servicing of the Whole Loans” in Free Writing Prospectus.

The Gansevoort Park Hotel Whole Loan had an initial term of 120 months, has a remaining term of 117 months as of the Cut-off Date and requires interest-only payments for the first 24 payments following origination and thereafter will require payments of interest and principal based on a 30-year amortization schedule.  The Gansevoort Park Hotel Whole Loan matures on June 6, 2022.  Voluntary prepayment of the Gansevoort Park Hotel Whole Loan is prohibited prior to March 6, 2022.  Defeasance with direct, non-callable obligations that are either the direct obligations of, or are fully guaranteed by the full faith and credit of, the United States of America is permitted at any time on or after the first due date following the second anniversary of the Closing Date.

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The Mortgaged Property. The Gansevoort Park Hotel Property is a 249-room, full service luxury boutique hotel located in New York, New York that was constructed in 2010.  The Gansevoort Park Hotel Property features a restaurant and bar (currently Ristorante Asellina), a champagne bar

GANSEVOORT PARK HOTEL

(currently Winston’s), and a tri-level, 20,000-square foot rooftop bar which includes a swimming pool (currently Gansevoort Park Rooftop). Additional amenities at the Gansevoort Park Hotel Property include 24-hour in-room dining, guestroom private bar, meeting space, a salon (currently Cutler), a spa with sauna, fitness center, and yoga studio (currently Exhale Spa), a retail outlet (currently Lacoste), a 24-hour business center, concierge service, valet parking, and laundry/dry cleaning service. The weighted average hotel room size at the hotel is 459 square feet.

The following table presents certain information relating to the room mix at The Gansevoort Park Hotel Property:

Room Type	Number of Rooms	Average Room Size (SF)	Room Features
Superior	76	350	King or queen bed, living area, oversized bathroom
Deluxe King / Double	97	370	One king or two queen beds, living area, sleeper sofa in most rooms, oversized bathroom
Grand Deluxe	40	450	King bed, living area with sleeper sofa, oversized five-fixture bathroom, Juliet balcony
Gansevoort Loft Suites	9	700(1)	Private bedroom with queen or king bed, separate living area with sleeper sofa, five-fixture marble and tile bathroom with deep soaking tub
Gansevoort Suites	13	900(1)	Private bedroom with king size bed and en-suite five-fixture glass tile bathroom with deep soaking tub, separate living area with sleeper sofa, Juliet balcony, guest bathroom, dining area
Park Avenue Suites	13	775
Corner suite,  private bedroom with king size bed and en-suite five-fixture glass tile bathroom with deep soaking tub, wraparound Juliet balcony, separate living area with sleeper sofa,  guest half bathroom

Presidential Suite	1	2,000
Fireplace,  terrace with city views, AV system designed by Infinite Audio Systems, dining area and living area with floor-to-ceiling windows, private bedroom with six-fixture  bathroom including steam shower and freestanding soaking whirlpool tub

Total / Wtd. Avg.	249	459

(1)	Represents minimum square footage, not average square footage.

Source: Appraisal.

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Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Gansevoort Park Hotel Property:

Cash Flow Analysis
	2011	TTM as of 5/31/2012	Underwritten	Underwritten $ per Room
Room Revenue	$26,122,286	$27,767,477	$29,391,365	$118,038
Food & Beverage Revenue	7,295,006	7,396,511	7,819,413	31,403
Other Revenue	6,111,843	6,484,351	6,208,873	24,935
Total Revenue	$39,529,135	41,648,339	$43,419,651	$174,376

Room Expense	$6,966,044	$7,475,155	$7,506,822	$30,148
Food & Beverage Expense	5,467,944	5,554,630	5,433,164	21,820
Other Expense	2,706,343	2,794,605	2,655,182	10,663
Total Departmental Expense	$15,140,331	$15,824,390	$15,595,168	$62,631
Total Undistributed Expense	7,931,861	8,265,144	8,594,250	34,515
Total Fixed Charges	2,017,339	2,589,514	1,731,427	6,954
Total Operating Expenses	$25,089,531	$26,679,048	$25,920,845	$104,100

Net Operating Income	$14,439,604	$14,969,291	$17,498,806	$70,276
FF&E	776,973	814,800	1,518,966	6,100
Net Cash Flow	$13,662,631	$14,154,491	$15,979,840	$64,176

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Appraisal.  According to the appraisal, the Gansevoort Park Hotel Property had an “as-is” appraised value of $278,000,000 as of an effective date of May 4, 2012 and is expected to have an “as-stabilized” appraised value of $304,000,000 as of an effective date of May 1, 2015.

GANSEVOORT PARK HOTEL

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Environmental Matters.  According to the Phase I environmental report, dated June 5, 2012, other than developing an operations and maintenance program plan to address any potential asbestos present at the Gansevoort Park Hotel Property, there are no recommendations for further action at the Gansevoort Park Hotel Property.

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Market Overview and Competition.  The Gansevoort Park Hotel Property represents a luxury, boutique lodging facility located in the Midtown South Central area of Manhattan and features a corner location at the intersection of Park Avenue South and East 29th Street.  The hotel’s main entrance is located along East 29th Street, a one-way thoroughfare carrying westbound traffic. The entrance to the hotel’s signature restaurant, Ristorante Asellina, is located on Park Avenue South.

Commercial and residential uses predominate in this neighborhood, which features a variety of office buildings, condominium and rental apartment towers, hotels, and restaurants. Several hotels are located in the vicinity of the Gansevoort Park Hotel Property.  Notable buildings within the broader area include the Flatiron Building and the Metropolitan Life Insurance Company building.  In addition, the Gansevoort Park Hotel Property is located within relative proximity of Gramercy Park, Madison Square Park, and Union Square.  The Gansevoort Park Hotel Property is also proximate to a number of other lodging demand generators located in the area, such as the Empire State Building, the Morgan Library, and the New York Public Library.

According to the appraisal, New York City accommodated roughly 50.2 million visitors in 2011.  Of the overall visitation figure, roughly 10.1 million visitors were from international markets, maintaining New York’s rank as a key U.S. destination for overseas travelers.  Further, according to the appraisal, New York maintained its status as the number one destination for tourism spending in the U.S., with approximately $32 billion spent by tourists during 2011. Tourism accounts for a $48 billion economic impact and supports 320,000 jobs in New York City.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Gansevoort Park Hotel Property and its competitive set, as provided in a market report for the Gansevoort Park Hotel Property:

	Gansevoort Park Hotel		Competitive Set		Penetration
	TTM 6/30/2011(1)	TTM 6/30/2012(1)	TTM 6/30/2011(1)	TTM 6/30/2012(1)	TTM 6/30/2011(1)	TTM 6/30/2012(1)
Occupancy	72.9%	83.0%	79.8%	80.8%	91.4%	102.7%
ADR	$344.16	$366.40	$352.99	$351.66	97.5%	104.2%
RevPAR	$250.95	$304.17	$281.75	$284.21	89.1%	107.0%

(1)	As per market reports.

GANSEVOORT PARK HOTEL

The following table presents certain information relating to the demand analysis based on market segmentation respect to the Gansevoort Park Hotel Property and its competitive set, as provided in the appraisal for the Gansevoort Park Hotel Property:

Gansevoort Park Hotel Competitive Set
Property	Number of Rooms	Year Built	Meeting and Group Segmentation	Leisure Segmentation	Commercial Segmentation
Gansevoort Park Hotel	249	2010	10%	35%	55%
W Union Square	270	2000	20	25	55
Bryant Park Hotel	128	2001	10	30	60
Gramercy Park Hotel	185	1924	10	45	45
Royalton Hotel	168	1988	10	30	60
Ace Hotel	273	2009	10	45	45
Kimpton Hotel Eventi	292	2010	25	25	50
Andaz Fifth Avenue	184	2010	15	35	50

Source: Appraisal.

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The Borrower.  The borrower is TGA II, LLC, a single-purpose, single-asset entity.  Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Gansevoort Park Hotel Whole Loan.  The non-recourse carve-out guarantors are William Achenbaum and Saul Tawil.

Saul Tawil is CEO of Ventura Enterprise Co, Inc., a full service manufacturer of women’s woven apparel.  He is also a principal and co-founder of Centurion Realty.  Centurion Realty is a family owned real estate management and development firm with financial interest in the ownership, management, acquisition, and development of income-producing real estate in the United States. Centurion Realty’s portfolio includes a wide array of properties, including retail centers, office buildings, and mixed-use projects.  Currently, Centurion Realty owns or operates over 50 properties totaling four million square feet.

William Achenbaum is Chairman of the Gansevoort Hotel Group. The Gansevoort Hotel Group is a global full-service hotel management company.

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Escrows.  At origination, the borrower funded an escrow reserve in the amount of $572,300 in respect of certain tax expenses and $35,444 in respect of certain insurance premiums.  On each due date, the borrower is required to fund: (i) a tax and insurance reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay tax and insurance premiums over the then succeeding 12-month period; and (ii) a reserve for furniture, fixtures and equipment in an amount equal to one-twelfth of 2% of the revenues for such 12-month period as set forth in the borrower’s approved annual budget prior to July 6, 2013 and in an amount equal to one-twelfth of 2% of the revenues for such 12-month period as set forth in each subsequent approved annual budget of the borrower.  On each due date occurring in the months of October, November, and December, the borrower is required to deposit into a seasonality reserve, an amount equal to $250,000, provided such deposit amount will be re-determined by the lender annually.

In addition, on each monthly due date during the continuance of a Gansevoort Park Hotel Trigger Period, the borrower is required to (x) deposit an amount equal to the aggregate amount of approved operating expenses and approved extraordinary expenses for each month into the operating expense account, and (y) deposit an amount equal to the excess cash flow generated by the Gansevoort Park Hotel Property after payment of debt service and required reserves for each month into an excess cash flow account.

A “Gansevoort Park Hotel Trigger Period” means any period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the DSCR being less than 1.10x, (iii) the borrower or franchisor being under default of, terminating, or cancelling the franchise agreement (or there being a bankruptcy of the franchisor), and (iv) the franchise agreement is not renewed on or before the date which is 12 months prior to the expiration of the franchise agreement; and (B) expiring upon (w) with regard to any Gansevoort Park Hotel Trigger Period commenced in connection with

GANSEVOORT PARK HOTEL

clause (i) above, the cure of such event of default, (x) with regard to any Gansevoort Park Hotel Trigger Period commenced in connection with clause (ii) above, the date that the DSCR is equal to or greater than 1.15x for two consecutive calendar quarters, (y) with regard to any Gansevoort Park Hotel Trigger Period commenced in connection with clause (iii) above, the conditions in (iii) above ceasing to exist or the borrower entering into a replacement franchise agreement in accordance with the applicable terms of the loan documents, among other things, and (z) with regard to any Gansevoort Park Hotel Trigger Period commenced in connection with clause (iv) above, the franchise agreement being extended or a replacement franchise agreement being entered into for a term expiring no earlier than three years after the maturity date of the Gansevoort Park Hotel Whole Loan, among other things.

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Lockbox and Cash Management.  The Gansevoort Park Hotel Whole Loan is structured with a hard lockbox.  The borrower is required to cause all gross revenues to be directly deposited into a clearing account under the sole dominion and control of the lender.  The funds in the clearing account are swept on a daily basis into a cash management account controlled by the lender and disbursed on each monthly payment date during the term of the loan in accordance with the loan documents.  In addition, during a Gansevoort Park Hotel Trigger Period, all excess cash flow will be retained by the lender; provided, however, subject to certain terms and conditions more particularly described in the loan documents, excess cash flow retained by the lender will be made available to the borrower for reimbursement of the borrower’s expenses in connection with any new property improvement plan work required in connection with the franchise agreement.

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Property Management.  The Gansevoort Park Hotel Property is currently managed by Gansevoort Park Management LLC, an affiliate of the borrower, pursuant to a management agreement.  Under the loan documents, Gansevoort Park Management LLC cannot be replaced by the borrower as manager, except with a management company meeting certain criteria specified in the loan documents or a manager approved by the lender and with respect to which a no downgrade letter has been received.  The lender may replace Gansevoort Park Management LLC as hotel manager if there is a material default by Gansevoort Park Management LLC under the hotel management agreement, if Gansevoort Park Management LLC files a bankruptcy petition or a similar event occurs, or during a Gansevoort Park Hotel Trigger Period.

In addition to the hotel management agreement with Gansevoort Park Management LLC, there are separate management agreements for Exhale Spa, Cutler, Ristorante Asellina, and Gansevoort Park Rooftop.  Exhale Enterprises XIV, Inc. manages Exhale Spa, Cutler Park Avenue, LLC manages Cutler, and One 29 Park manages the Ristorante Asellina and Gansevoort Park Rooftop.  Cutler Park Avenue, LLC and One 29 Park entered into conditional assignments and subordinations of their respective management agreements.

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Current Mezzanine or Subordinate Indebtedness.  Redwood Commercial Mortgage Corporation (“Redwood”) provided a $20,000,000 mezzanine loan at the closing of the Gansevoort Park Hotel Whole Loan.  The mezzanine loan carries a 10-year term at a 10.5000% per annum interest rate.  The mezzanine loan is interest-only throughout the term and is coterminous with the Gansevoort Park Hotel Whole Loan.  Redwood and the lender entered into an intercreditor agreement at the closing of the Gansevoort Park Hotel Whole Loan.

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Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Gansevoort Park Hotel Property, plus eighteen (18) months of business interruption coverage in an amount equal to 100% of the projected net operating income plus fixed expenses from the Gansevoort Park Hotel Property for a period continuing until the restoration of the Gansevoort Park Hotel Property has been completed.  The terrorism insurance is required to contain a deductible that is acceptable to the lender and is no larger than $10,000.  See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Free Writing Prospectus.

25 EAST OAK STREET

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GSMC
Location (City/State)	Chicago, Illinois	Cut-off Date Principal Balance	$49,938,386
Property Type	Retail	Cut-off Date Principal Balance per SF	$1,298.96
Size (SF)	38,445	Percentage of Initial Pool Balance	4.8%
Total Occupancy as of 6/1/2012(1)	90.2%	Number of Related Mortgage Loans(3)	1
Owned Occupancy as of 6/1/2012(1)	90.2%	Type of Security	Fee Simple
Year Built / Latest Renovation	1989 / 2009	Mortgage Rate	4.3500%
Appraised Value	$73,800,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months)	360
Underwritten Revenues	$4,619,129
Underwritten Expenses	$575,523	Escrows
Underwritten Net Operating Income (NOI)	$4,043,606	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$3,981,777	Taxes	$33,981	$33,981
Cut-off Date LTV Ratio	67.7%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	53.2%	Replacement Reserves	$0	$641
DSCR Based on Underwritten NOI / NCF	1.35x / 1.33x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	8.1% / 8.0%	Other(4)	$1,401,897	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$50,000,000	100.0%	Principal Equity Distribution	$47,634,511	95.3%
Reserves	1,435,878	2.9
Closing Costs	929,611	1.9

Total Sources	$50,000,000	100.0%	Total Uses	$50,000,000	100.0%

(1)	Giorgio Armani (8,767 SF), which is included as occupied, is currently building out their space and is expected to open in September 2012.
(2)	The Maturity Date LTV Ratio is calculated utilizing the “as stabilized” appraised value of $75,600,000. The Maturity Date LTV Ratio calculated on the basis of the “as-is” appraised value is 54.5%.
(3)	An indirect owner of the borrower is the indirect owner of the borrower of the 1026-1044 Market Street Loan.
(4)
Other reserves include an unfunded TI/LC reserve ($1,259,493) and a rent abatement reserve ($142,404). Beginning in June 2019, all excess cash flow is required to be reserved each month until an amount (the “Maximum Special Leasing Reserve Amount”) equal to $70, multiplied by the aggregate square footage at the 25 East Oak Street Property that is set to roll over in the succeeding 12-month period has been collected. See “—Escrows” below.

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The Mortgage Loan. The mortgage loan (the “25 East Oak Street Loan”) is evidenced by a note in the original principal amount of $50,000,000 and is secured by a first mortgage encumbering a high-end retail building located in Chicago, Illinois (the “25 East Oak Street Property”).  The 25 East Oak Street Loan was originated by Goldman Sachs Commercial Mortgage Capital, L.P. and was subsequently assigned to Goldman Sachs Mortgage Company.  The 25 East Oak Street Loan was originated on July 18, 2012 and represents approximately 4.8% of the Initial Pool Balance.  The note evidencing the 25 East Oak Street Loan has an outstanding principal balance as of the Cut-off Date of $49,938,386 and has an interest rate of 4.3500% per annum.  The proceeds of the 25 East Oak Street Loan were used to recapitalize the 25 East Oak Street Property.

The 25 East Oak Street Loan had an initial term of 120 months and has a remaining term of 119 months.  The 25 East Oak Street Loan requires payments of interest and principal during the term of the 25 East Oak Street Loan based on a 30-year amortization schedule.  The scheduled maturity date is the due date in August 2022.  Voluntary prepayment of the 25 East Oak Street Loan is prohibited prior to May 6, 2022.  Defeasance with direct, non-callable obligations of the United States of America is permitted at any time on or after the first due date following the second anniversary of the Closing Date.

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The Mortgaged Property. The 25 East Oak Street Property is an approximately 38,445 SF high-end retail building located in Chicago, Illinois and includes tenants such as Hermes, Giorgio Armani and Vera Wang.  The 25 East Oak Street Property was constructed in 1989 and renovated in 2009.  The 25 East Oak Street Property was originally 100% occupied by Barneys and in 2009, Barneys moved across the street to expand their space. All of the existing leases were signed over the last two and a half years and as of June 1, 2012, Total and Owned Occupancy were 90.2%.

25 EAST OAK STREET

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the 25 East Oak Street Property:

Largest Owned Tenants Based On Underwritten Base Rent

Tenant	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Tenant Sales $ per SF(2)	Occupancy Cost	Renewal / Extension Options
Hermes	NR / NR / NR	7,785	20.2%	$1,166,994	27.8%	$149.90	1/31/2025	NA	NA	1, 5-year option
Giorgio Armani(3)	NR / NR / NR	8,767	22.8	900,000	21.4	102.66	8/31/2022	NA	NA	1, 10-year option
Moncler	NR / NR / NR	1,850	4.8	498,746	11.9	269.59	1/31/2021	NA	NA	NA
Loro Piana	NR / NR / NR	4,282	11.1	477,405	11.4	111.49	7/30/2025	$831	13.4%	NA
Bonpoint	NR / NR / NR	1,007	2.6	327,973	7.8	325.69	7/31/2020	NA	NA	1, 5-year option
Vera Wang	NR / NR / NR	5,000	13.0	322,875	7.7	64.58	8/31/2021	NA	NA	1, 10-year option
Suit Supply(4)	NR / NR / NR	5,185	13.5	269,620	6.4	52.00	10/31/2022	NA	NA	1, 10-year option
Oliver Peoples	NR / NR / NR	802	2.1	240,605	5.7	300.01	6/30/2021	NA	NA	1, 5-year option
Largest Owned Tenants		34,678	90.2%	$4,204,218	100.0%	$121.24
Remaining Owned Tenants		0	0.0	0	0.0	0.00
Vacant Spaces (Owned Space)		3,767	9.8	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		38,445	100.0%	$4,204,218	100.0%	$121.24

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Tenant sales as of trailing twelve months ended 12/31/2011.
(3)	Giorgio Armani is currently building out their space and is expected to open in September 2012.
(4)	Suit Supply is currently open and is expected to begin paying rent in October 2012.

The following table presents certain information relating to the lease rollover schedule at the 25 East Oak Street Property:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2012	0	0.0	0.0%	0	0.0	0.00	0
2013	0	0.0	0.0%	0	0.0	0.00	0
2014	0	0.0	0.0%	0	0.0	0.00	0
2015	0	0.0	0.0%	0	0.0	0.00	0
2016	0	0.0	0.0%	0	0.0	0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	1,007	2.6	2.6%	327,973	7.8	325.69	1
2021	7,652	19.9	22.5%	1,062,226	25.3	138.82	3
2022	13,952	36.3	58.8%	1,169,620	27.8	83.83	2
2023 & Thereafter	12,067	31.4	90.2%	1,644,399	39.1	136.27	2
Vacant	3,767	9.8	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	38,445	100.0%		$4,204,218	100.0%	$121.24	8

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

The following table presents certain information relating to historical leasing at the 25 East Oak Street Property:

Historical Leased %

	2010(1)	2011(1)	6/1/2012
Owned Space(2)	31.4%	53.9%	90.2%

(1)	As provided by the borrower and represents occupancy as of December 31, for the indicated year.
(2)
In 2009, Barneys, which occupied 100% of the 25 East Oak Street Property, relocated across the street to 15 East Oak Street to expand their space.  The 25 East Oak Street Property has since been re-leased to 90.2% occupancy as of June 1, 2012.

25 EAST OAK STREET

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Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 25 East Oak Street Property:

Cash Flow Analysis(1)

	Underwritten(2)	Underwritten $ per SF
Base Rent	$4,204,218	$109.36
Overage Rent	0	0.00
Other Rental Revenue	0	0.00
Gross Up Vacancy	232,091	6.04
Total Rent	$4,436,309	$115.39
Total Reimbursables	414,911	10.79
Other Income	0	0.00
Vacancy & Credit Loss	(232,091)	(6.04)
Effective Gross Income	$4,619,129	$120.15

Total Operating Expenses	$575,523	$14.97

Net Operating Income	$4,043,606	$105.18
TI/LC	54,909	1.43
Capital Expenditures	6,920	0.18
Net Cash Flow	$3,981,777	$103.57

(1)
In 2009, Barneys, which occupied 100% of the 25 East Oak Street Property, relocated across the street to 15 East Oak Street to expand their space.  The 25 East Oak Street Property has since been re-leased to 90.2% occupancy as of June 1, 2012.

(2)	Underwritten cash flow based on the 6/1/2012 rent roll with rent steps through 3/31/2013.

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Appraisal.  According to the appraisal, the 25 East Oak Street Property had an “as-is” appraised value of $73,800,000 as of an effective date of June 7, 2012 and an “as stabilized” appraised value of $75,600,000 as of an effective date of July 1, 2013 assuming stabilized cash flows and occupancy.

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Environmental Matters.  According to a Phase I report, dated July 16, 2012, there are no recommendations for further action other than the development and implementation of an operations and maintenance plan to address non-friable asbestos containing materials at the 25 East Oak Street Property.

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Market Overview and Competition.   The 25 East Oak Street Property is an approximately 38,445 SF luxury retail building located in Chicago, Illinois, in the retail district known as the “Gold Coast.” The Gold Coast neighborhood of Chicago’s north side, is situated west of North Michigan Avenue and within a mile of the Chicago central business district. Per the appraisal, the immediate area has high-end residential properties and fine restaurants and shopping with an average household income in excess of $100,000. As of 2012, the 0.5, 1.0 and 1.5 mile trade area zones had an average population of 37,873, 84,653 and 120,551, respectively, and an average household income of $101,648, $105,846 and $111,188, respectively.  Rental rates in the Gold Coast submarket area show a variation which is attributable to both tenant size, ground floor to upper floor ratio, and location. Generally, ground level retail rents along Rush Street and Oak Street range from $200 to $350 per square foot (net), while some of the secondary streets typically feature ground floor rents of $100 to $200 per square foot (net). Second floor rents tend to range from $20 to $50 per square foot (net).

The following table presents certain information relating to the primary competition for the 25 East Oak Street Property:

Competitive Properties (1)
	25 East Oak Street	Barney’s of New York	Prada Store	Lululemon Store
Address	25 East Oak Street	1-15 East Oak Street	30 East Oak Street	930 N. Rush Street
Distance from Subject	-	< 1 mile	< 1 mile	< 1 mile
Property Type	Retail	Retail	Retail	Retail
Year Built	1989	2009	1901	2009
Total GLA	38,445	99,000	10,967	2,397
Total Occupancy	90.2%	100.0%	100.0%	100.0%

(1)	Source: Appraisal.

25 EAST OAK STREET

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The Borrower.  The borrower is Flagship Chicago LLC, a single-purpose, single-asset entity.  Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 25 East Oak Street Loan.  The borrower is indirectly owned in part by Ben Ashkenazy and Jack Dushey, who are the non-recourse carveout guarantors of the 25 East Oak Street Loan.

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Escrows.  At origination, the borrower funded an escrow reserve in the amount of $33,981 in respect of certain tax expenses and $1,401,897 in respect of certain tenant allowances and other amounts due to certain tenants at the 25 East Oak Street Property.  On each due date, the borrower is required to fund a capital expenditure reserve in the amount of $641 and a tax and insurance reserve in an amount equal to one-twelfth of the amount the lender reasonably estimates will be necessary to pay taxes and insurance premiums over the then succeeding twelve month period, unless, in the case of insurance premiums and absent an event of default under the 25 East Oak Street Loan, the required insurance is being provided under a blanket policy and the borrower provides evidence that the premiums are paid in full and coverage limits are consistent with those required under the 25 East Oak Street Loan.

In addition, on each due date during the continuance of a Special Leasing Reserve Trigger Period, the borrower is required to fund a special leasing reserve in an amount equal to $70, multiplied by the aggregate square footage at the 25 East Oak Street Property that is then occupied by tenants with leases scheduled to expire within the next 12 months (such amount, the “Maximum Special Leasing Reserve Amount”).  Further, the borrower is required to deposit any termination fee it receives in connection with the termination of a lease into the special leasing reserve account.

Furthermore, during the continuance of a 25 East Oak Street Trigger Period or event of default under the 25 East Oak Street Loan, the loan documents require that all amounts on deposit in the cash management account, after the payment of debt service and budgeted operating expenses and the funding of required monthly escrows for real estate taxes, insurance, capital expenditures and tenant improvements and leasing commissions, be reserved and held as additional collateral for the 25 East Oak Street Loan.

A “Special Leasing Reserve Trigger Period” means any period from and after the due date occurring in June 2019 during which the amount contained in the special leasing reserve (exclusive of any termination fees deposited therein) is less than the Maximum Special Leasing Reserve Amount.

A “25 East Oak Street Trigger Period” means any period from (i) the conclusion of any two consecutive fiscal quarters during each of which trailing twelve-month net operating income is less than $3,400,000, to (ii) the conclusion of the second of any two consecutive fiscal quarters thereafter during each of which trailing twelve-month net operating income is equal to or greater than $3,400,000.

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Lockbox and Cash Management.  The 25 East Oak Street Loan requires a soft lockbox, which is already in place.  Prior to the occurrence of a 25 East Oak Street Trigger Period, Special Leasing Reserve Trigger Period or event of default, the loan documents permit the borrower to receive all rents from the 25 East Oak Street Property and require that the borrower deposit all such rents into the lockbox account within two business days after receipt.  So long as no 25 East Oak Street Trigger Period, Special Leasing Reserve Trigger Period or event of default is continuing, all funds in the lockbox account will be remitted by the lockbox bank to the borrower’s operating account.  On or prior to each due date, the borrower is required to deposit into the cash management account an amount sufficient to pay debt service and all required reserves with respect to such due date.  Upon the occurrence of a 25 East Oak Street Trigger Period, Special Leasing Reserve Trigger Period or event of default, the lender has the right to deliver tenant direction letters (executed, undated copies of which were delivered to the lender at origination) instructing the tenants to deposit all rental payments directly into the lockbox account, and to instruct the lockbox bank to sweep all amounts received in the lockbox account to the lender-controlled cash management account on a daily basis.  During the continuance of a Special Leasing Reserve Trigger Period, all funds in the cash management account in excess of the amount required to pay debt service and fund the required reserves (including the

25 EAST OAK STREET

special leasing reserve) are required to be disbursed to the borrower’s operating account, and during the continuance of a 25 East Oak Street Trigger Period, all funds in the cash management account in excess of the amount required to pay debt service, fund required reserves and pay the borrower’s budgeted operating expenses are required to be remitted to an excess cash flow reserve to be held as additional collateral for the 25 East Oak Street Loan.  Provided no event of default is then continuing, on the first due date after the borrower delivers evidence establishing that no 25 East Oak Street Trigger Period is then continuing, the lender is required to release to the cash management account all amounts then contained in the excess cash flow reserve. During the continuance of an event of default under the 25 East Oak Street Loan, the lender may apply any funds in the cash management account to amounts payable under the 25 East Oak Street Loan and/or toward the payment of expenses of the 25 East Oak Street Property, in such order of priority as the lender may determine.

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Property Management.  The 25 East Oak Street Property is currently managed by Jenel Management Corp., an affiliate of the borrower.  Under the loan documents, the 25 East Oak Street Property may not be managed by any other party, other than Jenel Management Corp. or any other management company reasonably approved by the lender and with respect to which satisfied Rating Agency Confirmation has been received.  The lender may require the borrower to replace the property manager with a property manager selected by the lender during the continuance of an event of default under the 25 East Oak Street Loan, or a material default by the property manager under the management agreement after the expiration of any applicable cure period or upon the filing of a bankruptcy petition or the occurrence of a similar event with respect to the property manager.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

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Terrorism Insurance.  So long as TRIPRA or a similar or subsequent statute is in effect, the borrower is required to maintain terrorism insurance for Certified and Non-Certified acts (as those terms are defined in TRIPRA or similar or subsequent statute) in an amount equal to the full replacement cost of the 25 East Oak Street Property, plus twelve months of business interruption coverage.  If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the borrower is required to carry terrorism insurance throughout the term of the 25 East Oak Street Loan as required by the preceding sentence but in that event the borrower will not be required to spend more than two times the amount of the insurance premium that is payable at that time in respect of the property and business interruption/rental loss insurance required under the loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, then the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.  The terrorism insurance is required to contain a deductible that is approved by the lender, is no larger than is customary for similar policies covering similar properties in the geographic market in which the 25 East Oak Street Property is located and is no larger than $50,000.  The required terrorism insurance may be included in a blanket policy, provided that the borrower provides evidence satisfactory to the lender that the insurance premiums for the 25 East Oak Street Property are separately allocated under the blanket policy and that certain other requirements are satisfied.  See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Free Writing Prospectus.

SONORA VILLAGE

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GSMC
Location (City/State)	Scottsdale, Arizona	Cut-off Date Principal Balance		$33,650,000
Property Type	Retail	Cut-off Date Principal Balance per SF		$135.51
Size (SF)	248,322	Percentage of Initial Pool Balance		3.2%
Total Occupancy as of 6/30/2012	84.4%	Number of Related Mortgage Loans		None
Owned Occupancy as of 6/30/2012	82.1%	Type of Security		Fee Simple
Year Built / Latest Renovation	1996, 1997, 2002 / NAP	Mortgage Rate		4.9500%
Appraised Value	$47,200,000	Original Term to Maturity (Months)		120
		Original Amortization Term(Months)(2)		360
Underwritten Revenues	$4,593,802
Underwritten Expenses	$1,432,068	Escrows
Underwritten Net Operating Income (NOI)	$3,161,734		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,981,350	Taxes	$132,457	$66,229
Cut-off Date LTV Ratio	71.3%	Insurance	$9,984	$4,992
Maturity Date LTV Ratio(1)	59.1%	Replacement Reserves(3)	$0	$6,195
DSCR Based on Underwritten NOI / NCF	1.47x / 1.38x	TI/LC(4)	$375,000	$0
Debt Yield Based on Underwritten NOI / NCF	9.4% / 8.9%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$33,650,000	70.8%	Purchase Price	$46,575,000	98.0%
Principal’s New Cash Contribution	13,881,200	29.2	Reserves	517,441	1.1
			Closing Costs	438,759	0.9

Total Sources	$47,531,200	100.0%	Total Uses	$47,531,200	100.0%

(1)	The Maturity Date LTV Ratio is calculated utilizing the “as stabilized” appraised value of $49,200,000. The Maturity Date LTV Ratio, calculated on the basis of the “as-is” appraised value is 61.6%.
(2)	Interest-only for the first 24 months.
(3)	Replacement reserves are capped at $600,000.
(4)	TI/LC reserves are capped at $375,000.

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The Mortgage Loan.  The mortgage loan (the “Sonora Village Loan”) is evidenced by a note in the original principal amount of $33,650,000 and is secured by a first mortgage encumbering a retail power center located in Scottsdale, Arizona known as Sonora Village (the “Sonora Village Property”).  The Sonora Village Loan was originated by Goldman Sachs Commercial Mortgage Capital, L.P. and was subsequently purchased by Goldman Sachs Mortgage Company.  The Sonora Village Loan was originated on May 31, 2012 and represents approximately 3.2% of the Initial Pool Balance.  The note evidencing Sonora Village Loan has an outstanding principal balance as of the Cut-off Date of $33,650,000 and has an interest rate of 4.9500% per annum.  The proceeds of the Sonora Village Loan were used to acquire the Sonora Village Property.

The Sonora Village Loan had an initial term of 120 months and has a remaining term of 117 months. The Sonora Village Loan requires interest-only payments for the initial 24 months and then payments of principal and interest based on a 30-year amortization schedule. The scheduled maturity date is the due date in June 2022. Voluntary prepayment of the Sonora Village Loan is prohibited prior to March 6, 2022. Defeasance with direct non-callable obligations of the United States is permitted at any time on or after the first due date following the second anniversary of the Closing Date.

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The Mortgaged Property.  The Sonora Village Property is an approximately 285,372 SF retail power center located in Scottsdale, Arizona and was constructed in 1996, 1997 and 2002.  The Sonora Village Property is located in the Phoenix-Mesa metropolitan statistical area at the intersection of the Loop 101 Freeway and Frank Lloyd Wright Blvd. and has good access and visibility from both thoroughfares. The Sonora Village Property’s space (exclusive of certain outparcels totaling 37,050 SF that are not part of the collateral) that constitutes collateral for the Sonora Village Loan totals approximately 248,322 SF and includes tenants such as Best Buy, Studio Movie Grill and Staples.  The remainder of the property is predominately occupied by other retailers including JP Morgan Chase, Aaron Brothers, Peter Piper Pizza, Party City, Rubio’s and Great Clips (which are all part of the collateral).  As of June 30, 2012, the Total Occupancy was 84.4% and Owned Occupancy was 82.1%.

SONORA VILLAGE

The following table presents certain information relating to the anchor tenants (of which, certain tenants may have co-tenancy provisions) at the Sonora Village Property:

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of Total GLA	Mortgage Loan Collateral Interest	Total Rent	Total Rent $ per SF	Owned Anchor Tenant Lease Expiration	Tenant Sales $ per SF/Screen(2)	Occupancy Cost	Renewal / Extension Options
Anchors
Studio Movie Grill	NR / NR / NR	40,867	14.3%	Yes	$858,801	$21.01	11/30/2026	NA	NA	2, 5-year options
Best Buy(3)	BB+ / Baa2 / BB+	62,178	21.8	Yes	$838,903	$13.49	8/31/2021	$707	2.5%	7, 5-year options
Total Anchors		103,045	36.1%

Jr. Anchors
Staples	BBB / Baa2 / BBB	24,000	8.4%	Yes	$347,004	$14.46	6/30/2017	NA	NA	2, 5-year options
Party City	NR / NR / NR	11,000	3.9	Yes	$255,925	$23.27	6/30/2013	$208	11.2%	2, 5-year options
Peter Piper Pizza	NR / NR / NR	10,000	3.5	Yes	$195,014	$19.50	4/30/2016	NA	NA	2, 5-year options
Total Jr. Anchors		45,000	15.8%

Occupied In-line		55,761	19.5%		$2,040,688	$36.60
Occupied Outparcel/Other(4)		37,050	13.0%		$33,405	$0.90
Vacant Spaces		44,516	15.6%		$0	$0.00
Total Owned SF		248,322	87.0%
Total SF		285,372	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Tenant Sales are as of 12/31/2011. Party City sales are TTM sales ending February 2012.
(3)	Best Buy subleases 15,000 SF to Golfsmith. Best Buy sales exclude the 15,000 SF subleased to Golfsmith.
(4)
All of the outparcel SF is not part of the collateral and is occupied by seven tenants: Twin Peaks (7,500 SF), Discount Tire (7,320 SF), Los Olivos Mexican Food (6,000 SF), Cobblestone Car Wash (5,930 SF), McDonald’s (4,500 SF), Prestige Cleaners (3,000 SF) and Wendy’s (2,800 SF).

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the Sonora Village Property:

Ten Largest Owned Tenants Based On Underwritten Base Rent

Tenant	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA(2)	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Tenant Sales $ per SF / Screen(3)	Occupancy Cost	Renewal / Extension Options
Studio Movie Grill	NR / NR / NR	40,867	16.5%	$653,872	18.8%	$16.00	11/30/2026	NA	NA	2, 5-year options
Best Buy(4)	BB+ / Baa2 / BB+	62,178	25.0	600,000	17.3	9.65	8/31/2021	$707	2.5%	7, 5-year options
Staples	BBB / Baa2 / BBB	24,000	9.7	252,000	7.2	10.50	6/30/2017	NA	NA	2, 5-year options
Party City	NR / NR / NR	11,000	4.4	199,650	5.7	18.15	6/30/2013	$208	11.2%	2, 5-year options
Wildflower Bread	NR / NR / NR	3,600	1.4	157,752	4.5	43.82	10/31/2017	$809	6.8%	1, 10-year option
Four Peaks Microbrew	NR / NR / NR	3,830	1.5	155,192	4.5	40.52	11/30/2013	$904	6.5%	NA
Peter Piper Pizza	NR / NR / NR	10,000	4.0	140,000	4.0	14.00	4/30/2016	NA	NA	2, 5-year options
Bed Mart, Inc.	NR / NR / NR	4,620	1.9	131,258	3.8	28.41	3/31/2014	$393	8.9%	1, 5-year option
Skeptical Chymist	NR / NR / NR	4,937	2.0	121,450	3.5	24.60	2/28/2016	$174	17.9%	2, 5-year options
Ray’s Pizza	NR / NR / NR	3,058	1.2	116,424	3.3	38.07	1/31/2016	$248	17.8%	NA
Ten Largest Owned Tenants		168,090	67.7%	$2,527,598	72.7%	$15.04
Remaining Owned Tenants		35,716	14.4	949,578	27.3	26.59
Vacant Spaces (Owned Space)		44,516	17.9	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		248,322	100.0%	$3,477,176	100.0%	$17.06

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Borrower owned space. Does not include non-owned tenants.
(3)	Tenant Sales are as of 12/31/2011. Party City, Four Peaks Microbrew and Wildflower Bread sales are TTM sales ending February 2012.
(4)	Best Buy subleases 15,000 SF to Golfsmith. Best Buy sales exclude the 15,000 SF subleased to Golfsmith.

SONORA VILLAGE

The following table presents certain information relating to the lease rollover schedule at the Sonora Village Property:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2012	1,300	0.5	0.5%	48,103	1.4	37.00	1
2013	18,005	7.3	7.8%	468,416	13.5	26.02	5
2014	16,027	6.5	14.2%	448,104	12.9	27.96	6
2015	2,332	0.9	15.2%	54,044	1.6	23.17	1
2016	23,497	9.5	24.6%	502,056	14.4	21.37	6
2017	39,600	15.9	40.6%	702,581	20.2	17.74	6
2018	0	0.0	40.6%	0	0.0	0.00	0
2019	0	0.0	40.6%	0	0.0	0.00	0
2020	0	0.0	40.6%	0	0.0	0.00	0
2021	62,178	25.0	65.6%	600,000	17.3	9.65	1
2022	0	0.0	65.6%	0	0.0	0.00	0
2023 & Thereafter	40,867	16.5	82.1%	653,872	18.8	16.00	1
Vacant	44,516	17.9	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	248,322	100.0%		$3,477,176	100.0%	$17.06	27

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

The following table presents certain information relating to historical leasing at the Sonora Village Property:

Historical Leased %(1)

	2009	2010	2011	TTM (4/30/2012)
Owned Space	80.6%	65.1%	82.9%	82.9%

(1)	As provided by the borrower and represents occupancy as of December 31, for the indicated year.

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Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Sonora Village Property:

Cash Flow Analysis(1)

	2009	2010	2011	TTM 4/30/2012	Underwritten(2)	Underwritten $ per SF
Base Rent	$3,558,006	$3,224,573	$3,317,558	$3,414,072	$3,477,176	$14.00
Overage Rent	50,647	70,115	120,162	135,958	59,313	0.24
Other Rental Revenue(3)	29,816	22,260	24,658	24,061	24,061	0.10
Gross Up Vacancy	0	0	0	0	907,409	3.65
Total Rent	$3,638,470	$3,316,949	$3,462,377	$3,574,091	$4,467,959	$17.99
Total Reimbursables	1,068,994	800,718	934,452	887,023	1,033,252	4.16
Other Income	0	0	0	0	0	0.00
Vacancy & Credit Loss	0	0	0	0	(907,409)	(3.65)
Effective Gross Income	$4,707,464	$4,117,667	$4,396,829	$4,461,114	$4,593,802	$18.50

Total Operating Expenses	$1,506,035	$1,491,011	$1,445,197	$1,463,480	$1,432,068	$5.77

Net Operating Income	$3,201,428	$2,626,656	$2,951,632	$2,997,634	$3,161,734	$12.73
TI/LC	0	0	0	0	105,887	0.43
Capital Expenditures	0	0	0	0	74,497	0.30
Net Cash Flow	$3,201,428	$2,626,656	$2,951,632	$2,997,634	$2,981,350	$12.01

(1)
Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow based on the 6/30/2012 rent roll with rent steps through 3/31/2013.
(3)	Monument sign rental income.

SONORA VILLAGE

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Appraisal.  According to the appraisal, the Sonora Village Property had an “as-is” appraised value of $47,200,000 as of an effective date of April 20, 2012 and an “as stabilized” appraised value of $49,200,000 as of an effective date of April 20, 2013 assuming a six percent vacancy and a one percent collection loss.

■	Environmental Matters. According to a Phase I report, dated May 23, 2012, there are no recommendations for further action at the Sonora Village Property.

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Market Overview and Competition. The Sonora Village Property is a retail power center located in Scottsdale, Arizona.  The Sonora Village Property is located in the Phoenix-Mesa metropolitan statistical area at the intersection of the Loop 101 Freeway and Frank Lloyd Wright Blvd. and has good access and visibility from both thoroughfares.  The traffic count at this intersection is approximately 175,000 cars per day.  As of 2011, the population within a five mile radius of the Sonora Village Property was 154,700 with an average household income of $112,150. The Sonora Village Property is located adjacent to a Wal-Mart Supercenter and the surrounding retail market includes several national retailers including Target, Sam’s Club, Home Depot and Costco.

The following table presents certain information relating to the primary competition for the Sonora Village Property:

Competitive Set(1)

	Sonora Village	DC Ranch Crossing	Mercado Del Rancho	Scottsdale Pavillions	Scottsdale Walmart/Sam’s	The Promenade
Distance from Subject	-	2.2 miles	3.5 miles	7.0 miles	0.3 miles	2.6 miles
Property Type	Retail	Retail	Retail	Retail	Retail	Retail
Year Built	1996, 1997, 2002	2008	1985	1989	1999	1999
Total GLA	285,372	78,948	89,506	1,420,815	467,799	735,084
Total Occupancy	84%	67%(2)	96%	87%	94%	95%
Anchors	Best Buy, Studio Movie Grill	AJ’s Fine Foods	Sprouts	Hobby Lobby, Target, Home Depot	Walmart Supercenter, Sam’s Club	Lowe’s, Nordstrom Rack, Trader Joe’s

(1)	Source: Appraisal.
(2)	The project is still in the lease up phase and is anchored by AJ’s Fine Foods.

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The Borrower.  The borrower is Sonora Village Investors LLC, a single-purpose, single-asset entity.  Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Sonora Village Loan.  The borrower of the Sonora Village Loan is majority indirectly owned by H. William Kujat, who is the non-recourse carveout guarantor under the Sonora Village Loan.

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Escrows. On the origination date, the borrower funded escrow reserves in the amount of $132,457 in respect of certain real estate tax expenses, $9,984 in respect of certain insurance expenses, and a $375,000 tenant improvement and leasing commission escrow.  On each due date, provided no event of default under the loan documents is continuing, the borrower is required to fund (1) a tax and insurance escrow reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay tax and insurance premiums over the then succeeding twelve month period, (2) a tenant improvement and leasing commission reserve, in the monthly amount of $10,417, to the extent the balance of such account is less than $375,000, (3) a capital expenditure reserve in an amount equal to $6,195, to the extent the balance of such account is less than $600,000, (4) during a Best Buy Trigger Period, a monthly reserve of all excess cash until an amount equal to the Best Buy Reserve Threshold Amount is on deposit in such reserve, and (5) during a Studio Movie Grill Trigger Period, a monthly reserve of all excess cash until an amount equal to the Studio Movie Grill Reserve Amount is on deposit in such reserve, with no obligation to replenish any disbursements from such account.

SONORA VILLAGE

Furthermore, during the continuance of a Sonora Village Loan Trigger Period, other than as described during a Studio Movie Grill Trigger Period or a Best Buy Trigger Period to fund those required reserves, the loan documents require that all amounts on deposit in the lender-controlled cash management account, after the payment of debt service and the funding of all required monthly escrows and budgeted and approved operating expenses be reserved and held as additional collateral for the Sonora Village Loan.

A “Sonora Village Loan Trigger Period” means any period (a) commencing as of the end of any fiscal quarter on or after September 30, 2012 in which the net operating income (as calculated under the loan agreement) of the Sonora Village Property for the twelve-month period immediately preceding such fiscal quarter end is less than $2,717,401 and terminating as of the end of the second fiscal quarter in which the net operating income of Sonora Village Property for the twelve-month period immediately preceding such fiscal quarter end is greater than or equal to $2,717,401, (b) commencing as of ten days following the borrower’s receipt of notice of failure to deliver annual, quarterly, or monthly financial statements as required by the loan agreement, and ending upon the delivery of such financial statements which do not otherwise reveal the existence of a Sonora Village Loan Trigger Period, (c) that is a Best Buy Trigger Period, or (d) that is a Studio Movie Grill Trigger Period.

A “Best Buy Trigger Period” means any period from (i) the earlier of (x) the date that is twelve months prior to the expiration of the current Best Buy lease (such lease is scheduled to expire on August 31, 2021), if Best Buy has not renewed its lease or (y) the date that is twelve months prior to the expiration of the current Best Buy lease if Best Buy is dark or is otherwise not in occupancy, until (ii) either (a) Best Buy or an acceptable replacement tenant enters a renewal or extension of the Best Buy lease, is in occupancy, paying rent, is open for business, and has provided an acceptable estoppel certificate, or (b) the revenue derived from one or more approved substitute leases is equal to or greater than the revenue derived from the Best Buy lease as it relates to such portion of the space previously occupied by Best Buy.  Notwithstanding the above, a Best Buy Trigger Period will not be triggered if the borrower delivers to the lender within ten days a letter of credit in the face amount of $500,000 and an additional $500,000 letter of credit on the date that is six months prior to the expiration date of the Best Buy Lease. The “Best Buy Reserve Threshold Amount” means $500,000 until the date that is six months prior to the expiration of the Best Buy lease, and $1,000,000 thereafter, in cash or a letter of credit held by the lender.

A “Studio Movie Grill Trigger Period” means any period from (i) the date Studio Movie Grill (or its parent company) declares bankruptcy, until (ii) either (a) Studio Movie Grill (x) affirms its lease in bankruptcy, (y) is in occupancy, paying rent and is open for business, and (z) has provided an acceptable estoppel certificate, or (b) provided the borrower provides satisfactory evidence that the releasing of the Studio Movie Grill space is not subject to any stay in bankruptcy, the revenue derived from one or more approved substitute leases is equal to or greater than the revenue derived from the Studio Movie Grill lease as it relates to such portion of the space previously occupied by Studio Movie Grill.  The “Studio Movie Grill Reserve Amount” means the lesser of (i) $1,000,000 and (ii) the sum of (a) $24.47 times the number of square feet of the Studio Movie Grill space not subject to one or more approved substitute leases with a new third party tenant, and (b) the disbursements that the borrower has previously received from the Studio Movie Grill reserve account for the payment or reimbursement of tenant improvements and leasing commissions.

SONORA VILLAGE

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Lockbox and Cash Management.  Sonora Village Loan requires a hard lockbox, which is already in place.  The loan documents require the borrower to direct the tenants to pay their rents directly to the lender-controlled lockbox account.  The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account or the lender-controlled cash management account within three (3) business days after receipt.  So long as no event of default or Sonora Village Loan Trigger Period is then continuing, all amounts in the lockbox account are swept on a daily basis to the lender-controlled cash management account from which the lender reserves for the payment of debt service and the funding of monthly escrows with any excess transferred to an operating account accessible by the borrower but pledged to the lender.  During the continuance of an event of default under the Sonora Village Loan, the lender may prohibit the borrower’s access to the funds contained in the operating account and apply any funds in the cash management account to amounts payable under the Sonora Village Loan and/or toward the payment of expenses of the Sonora Village Property, in such order of priority as the lender may determine.

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Property Management.  The Sonora Village Property is currently managed by Wilson Property Services, Inc. pursuant to a management agreement.  Under the loan documents, the Sonora Village Property may not be managed by any other party, other than another management company approved by the lender and with respect to which the Rating Agency Confirmation has been satisfied.  During the continuance of an event of default, during the continuance of a material default by the property manager under the management agreement beyond any applicable notice and cure period, or upon the filing of a bankruptcy petition or a similar event with respect to the property manager, the lender may terminate or require the borrower to terminate the management agreement and replace the property manager with a new property manager selected by the lender, subject to the borrower’s reasonable approval, and with respect to which Rating Agency Confirmation has been received.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

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Terrorism Insurance.  So long as TRIPRA or a similar or subsequent statute is in effect, the borrower is required to maintain terrorism insurance for Certified and Non-Certified acts (as those terms are defined in TRIPRA or similar or subsequent statute) in an amount equal to the full replacement cost of the Sonora Village Property, plus twelve months of business interruption coverage.  If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the borrower is required to carry terrorism insurance throughout the term of the Sonora Village Loan as required by the preceding sentence, but in that event the borrower will not be required to spend more than two times the amount of the insurance premium that is payable at that time in respect of the casualty and business interruption/rental loss insurance required under the loan documents, and if the cost of terrorism insurance exceeds that amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to that amount.  The terrorism insurance is required to contain a deductible that is no larger than $50,000.  The required terrorism insurance may be included in a blanket policy, provided that the borrower provides evidence satisfactory to the lender that the insurance premiums for the Sonora Village Property are separately allocated under the blanket policy and that certain other requirements are satisfied.  See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Free Writing Prospectus.

■	Release of Collateral. Not permitted.

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Future Ground Leases.  Provided no event of default is continuing, the borrower is entitled to enter into up to two separate ground leases, as ground lessor, with a third party tenant for a portion of the current parking area of the Sonora Village Property and those ground lease parcels would be a part of the collateral for the Sonora Village Loan. Approval of the lender (which may not be unreasonably withheld) is required for the dimensions, configuration and location of the ground lease parcels. Additionally, the lender has agreed to not withhold consent to the location depicted on a schedule in the loan agreement. The borrower is required to provide updated surveys, evidence of compliance with applicable land use and zoning laws, an indemnity in favor of the lender concerning the ground lease parcels, proof of any approvals required for the ground leases and reimbursement of the lender’s reasonable costs and expenses.

SONORA VILLAGE

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Permitted Material Alterations.  The borrower has the right (but not the obligation) to alter (including a reduction in size) the 23,958 square foot space at the Sonora Village Property, identified as Suite J121, including the possible subdivision of such space (the “Suite Alterations”).  Lender approval is required for (a) the plans and specifications of the Suite Alterations, (b) the budget for the Suite Alterations, and (c) the construction contract, however, the lender agreed in the loan agreement not to withhold consent provided that the plans are consistent with the plan to subdivide the space consistent with a schedule to the loan agreement which provides for a total square footage of 17,200 SF.  In addition, the borrower is required to provide, among other things, (x) proof that access to and use of the Sonora Village Property will not be materially adversely affected during and after construction, (y) a completion guaranty acceptable to the lender, and (z) evidence of available capital to pay for the alterations with the borrower’s equity without the assumption of more debt by the borrower.  After the commencement of the Suite Alterations, construction may not be delayed for more than 30 days at any time, and must be substantially completed within one year, subject to force majeure.

COLE FAMILY DOLLAR PORTFOLIO

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	35	Loan Seller	GSMC
Location (City/State)	Various	Cut-off Date Principal Balance	$27,725,000
Property Type	Retail	Cut-off Date Principal Balance per SF	$92.77
Size (SF)	298,858	Percentage of Initial Pool Balance	2.7%
Total Occupancy as of 4/30/2012	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 4/30/2012	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	Various	Mortgage Rate	4.7260%
Appraised Value	$45,160,000	Original Term to Maturity (Months)	84
Original Amortization Term (Months)	0
Underwritten Revenues	$3,128,442
Underwritten Expenses	$46,927	Escrows
Underwritten Net Operating Income (NOI)	$3,081,515	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,962,007	Taxes	$0	$0
Cut-off Date LTV Ratio	61.4%	Insurance	$0	$0
Maturity Date / ARD LTV Ratio	61.4%	Replacement Reserves	$0	$0
DSCR Based on Underwritten NOI / NCF	2.32x / 2.23x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	11.1% / 10.7%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$27,725,000	58.5%	Purchase Price	$46,206,101	97.6%
Principal’s New Cash Contribution	19,628,437	41.5	Closing Costs	1,147,336	2.4

Total Sources	$47,353,437	100.0%	Total Uses	$47,353,437	100.0%

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The Mortgage Loan. The mortgage loan (the “Cole Family Dollar Portfolio Loan”) is evidenced by a note in the original principal amount of $27,725,000 and is secured by first mortgages encumbering 35 retail properties located in 13 states (the “Cole Family Dollar Portfolio Properties”). The Cole Family Dollar Portfolio Loan was originated by GS Commercial Real Estate LP and will be purchased by Goldman Sachs Mortgage Company on or prior to the Closing Date. The Cole Family Dollar Portfolio Loan was originated on July 17, 2012 and represents approximately 2.7% of the Initial Pool Balance. The note evidencing the Cole Family Dollar Portfolio Loan has an outstanding principal balance as of the Cut-off Date of $27,725,000 and has an interest rate of 4.7260% per annum. The proceeds of the Cole Family Dollar Portfolio Loan were used to acquire the Cole Family Dollar Portfolio Properties.

The Cole Family Dollar Portfolio Loan had an initial term of 84 months and has a remaining term of 83 months. The Cole Family Dollar Portfolio Loan requires payments of interest only until the anticipated repayment date which is the due date in August 2019 (the “Anticipated Repayment Date”). The final maturity date is the due date in August 2042. See “—Hyperamortization Summary” below.

Voluntary prepayment of the Cole Family Dollar Portfolio Loan is prohibited prior to October 6, 2014.

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The Mortgaged Properties. The Cole Family Dollar Portfolio Properties consist of 35 single-tenant retail assets located across 13 states. The Cole Family Dollar Portfolio Properties are leased to Family Dollar, rated Baa3/BBB- (MIS/S&P), via a master lease (the “Master Lease”) and each property in the portfolio is occupied by Family Dollar as a single tenant. The Master Lease has a term of 15 years, expires in April 2027, and has an initial annual base rent of $3,188,221. The collateral securing the Cole Family Dollar Portfolio Loan totals approximately 298,858 SF. As of April 30, 2012, Total and Owned Occupancy were both 100.0%.

COLE FAMILY DOLLAR PORTFOLIO

  The following table presents certain information relating to the Cole Family Dollar Portfolio Properties:

Property Name	City	State	Total GLA	Cut-off Date Allocated Loan Amount	% of Cut-off Date Allocated Loan Amount	Occupancy as of 4/30/2012	Year Built / Renovated	UW NCF	UW NCF per SF	Lease Expiration
Family Dollar – Plant City	Plant City	FL	9,223	$1,173,084	4.2%	100.0%	2005 / NAP	$126,695	$13.74	4/30/2027
Family Dollar – Tampa	Tampa	FL	8,390	1,168,013	4.2	100.0%	2011 / NAP	126,465	15.07	4/30/2027
Family Dollar – Hernandez	Hernandez	NM	8,000	1,152,447	4.2	100.0%	2008 / NAP	124,891	15.61	4/30/2027
Family Dollar – Pembroke Park	Pembroke Park	FL	8,991	1,141,099	4.1	100.0%	2005 / NAP	123,233	13.71	4/30/2027
Family Dollar – Deland	Deland	FL	8,099	1,056,901	3.8	100.0%	2011 / NAP	114,231	14.10	4/30/2027
Family Dollar – Port Arthur	Port Arthur	TX	7,820	1,043,529	3.8	100.0%	2003 / 2012	112,857	14.43	4/30/2027
Family Dollar – Phoenix	Phoenix	AZ	10,011	1,040,273	3.8	100.0%	2003 / NAP	111,619	11.15	4/30/2027
Family Dollar – Jacksonville I	Jacksonville	FL	9,091	1,028,080	3.7	100.0%	2008 / NAP	110,631	12.17	4/30/2027
Family Dollar – Kansas City I	Kansas City	KS	7,860	981,830	3.5	100.0%	2002 / NAP	105,983	13.48	4/30/2027
Family Dollar – Avondale	Avondale	AZ	8,171	974,264	3.5	100.0%	2002 / NAP	105,018	12.85	4/30/2027
Family Dollar – Fort Myers	Fort Myers	FL	7,798	973,351	3.5	100.0%	2002 / NAP	105,066	13.47	4/30/2027
Family Dollar – Ocala	Ocala	FL	8,432	968,244	3.5	100.0%	2011 / NAP	104,244	12.36	4/30/2027
Family Dollar – Fort Lupton	Fort Lupton	CO	9,283	915,756	3.3	100.0%	1961 / 2003	98,070	10.56	4/30/2027
Family Dollar – Houston	Houston	TX	7,654	911,399	3.3	100.0%	2003 / 2012	98,237	12.83	4/30/2027
Family Dollar – Burton	Burton	MI	8,050	866,246	3.1	100.0%	2003 / NAP	93,061	11.56	4/30/2027
Family Dollar – Hudson	Hudson	MI	9,286	832,650	3.0	100.0%	2005 / NAP	88,832	9.57	4/30/2027
Family Dollar – Jacksonville II	Jacksonville	FL	9,198	789,288	2.8	100.0%	2011 / NAP	84,048	9.14	4/30/2027
Family Dollar – Dacono	Dacono	CO	7,888	756,976	2.7	100.0%	2003 / NAP	80,980	10.27	4/30/2027
Family Dollar – Kentwood	Kentwood	MI	10,150	739,065	2.7	100.0%	2001 / 2011	78,085	7.69	4/30/2027
Family Dollar – Lakeland	Lakeland	FL	7,842	731,542	2.6	100.0%	2003 / NAP	78,172	9.97	4/30/2027
Family Dollar – San Antonio I	San Antonio	TX	9,280	727,666	2.6	100.0%	2004 / 2011	77,166	8.32	4/30/2027
Family Dollar – Newaygo	Newaygo	MI	8,080	689,184	2.5	100.0%	2002 / 2011	73,369	9.08	4/30/2027
Family Dollar – Kansas City II	Kansas City	MO	7,843	683,412	2.5	100.0%	2003 / NAP	72,822	9.28	4/30/2027
Family Dollar – Beaumont	Beaumont	TX	7,745	654,374	2.4	100.0%	2003 / 2012	69,634	8.99	4/30/2027
Family Dollar – Milton	Milton	FL	8,007	644,195	2.3	100.0%	2010 / NAP	68,398	8.54	4/30/2027
Family Dollar – Memphis	Memphis	TN	9,800	637,749	2.3	100.0%	2003 / NAP	66,964	6.83	4/30/2027
Family Dollar – Noonday	Noonday	TX	9,196	625,478	2.3	100.0%	2004 / NAP	65,842	7.16	4/30/2027
Family Dollar – Coolidge	Coolidge	AZ	7,857	602,954	2.2	100.0%	2000 / NAP	63,874	8.13	4/30/2027
Family Dollar – Leander	Leander	TX	9,207	556,950	2.0	100.0%	2004 / NAP	58,221	6.32	4/30/2027
Family Dollar – San Antonio II	San Antonio	TX	9,235	506,295	1.8	100.0%	2004 / 2012	52,580	5.69	4/30/2027
Family Dollar – Little Rock	Little Rock	AR	7,986	467,417	1.7	100.0%	2002 / NAP	48,758	6.11	4/30/2027
Family Dollar – Canton	Canton	OH	9,278	459,935	1.7	100.0%	2004 / 2011	47,410	5.11	4/30/2027
Family Dollar – Converse	Converse	TX	7,899	408,846	1.5	100.0%	2003 / NAP	42,283	5.35	4/30/2027
Family Dollar – St. Peter	St. Peter	MN	8,365	408,698	1.5	100.0%	1960 / 2011	42,080	5.03	4/30/2027
Family Dollar – Fort Dodge	Fort Dodge	IA	7,843	407,809	1.5	100.0%	2002 / 2011	42,190	5.38	4/30/2027
Total / Wtd. Avg.			298,858	$27,725,000	100.0%	100.0%		$2,962,007	$9.91

  The following table presents certain information relating to the major tenant at the Cole Family Dollar Portfolio Properties:

Tenants Based On Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration
Family Dollar	NR / Baa3 / BBB-	298,858	100.0%	$3,188,221	100.0%	$10.67	4/30/2027
Total / Wtd. Avg.		298,858	100.0%	$3,188,221	100.0%	$10.67

(1)	Certain ratings are those of Family Dollar.

COLE FAMILY DOLLAR PORTFOLIO

  The following table presents certain information relating to the lease rollover schedule at the Cole Family Dollar Portfolio Properties:

Lease Expiration Schedule(1)
Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2012	0	0.0	0.0%	0	0.0	0.00	0
2013	0	0.0	0.0%	0	0.0	0.00	0
2014	0	0.0	0.0%	0	0.0	0.00	0
2015	0	0.0	0.0%	0	0.0	0.00	0
2016	0	0.0	0.0%	0	0.0	0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023 & Thereafter	298,858	100.0	100.0%	3,188,221	100.0	10.67	35
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	298,858	100.0%		$3,188,221	100.0%	$10.67	35

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

■	Operating History and Underwritten Net Cash Flow. The following table presents the Underwritten Net Cash Flow for the Cole Family Dollar Portfolio Properties.

Cash Flow Analysis(1)
	Underwritten(2)	Underwritten $ per SF
Base Rental Revenue	$3,188,221	$10.67
Total Rent	$3,188,221	$10.67
Vacancy Loss	(59,779)	(0.20)
Effective Gross Revenue	$3,128,442	$10.47

Total Operating Expenses	$46,927	$0.16

Net Operating Income	$3,081,515	$10.31
TI/LC	59,736	0.20
Capital Expenditures	59,772	0.20
Net Cash Flow	$2,962,007	$9.91

(1)	As the Cole Family Dollar Portfolio Properties were recently acquired, no historical information is available.
(2)	Underwritten cash flow is based on the 4/30/2012 rent roll.

■	Appraisal. According to the appraisals, the Cole Family Dollar Portfolio had an “as-is” appraised value of $45,160,000 as of an effective date of June 15, 2012.

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Environmental Matters.  According to the Phase I reports, dated from February 14, 2012 to March 30, 2012, there are no recommendations for further action at the Cole Family Dollar Portfolio Properties other than an Operations and Maintenance plan for asbestos at the Family Dollar – Fort Lupton and Family Dollar – St. Peter Properties.

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The Borrower. The borrower is Cole FD Portfolio III, LLC, a Delaware limited liability company, a single-purpose entity.  Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Cole Family Dollar Portfolio Loan.  The borrower is indirectly owned by Cole Credit Property Trust III, Inc., which is the non-recourse carveout guarantor of the Cole Family Dollar Portfolio Loan.

COLE FAMILY DOLLAR PORTFOLIO

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Escrows.  On each due date, the borrower is required to fund a tax and insurance reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay tax and insurance premiums over the then succeeding twelve month period, unless the borrower provides timely evidence of payment of the related taxes and/or premiums.  In addition, to the extent the master tenant does not timely complete the required deferred maintenance identified in the letter agreement between the borrower and the master tenant and the borrower fails to provide evidence that the remaining items are completed (by the borrower or master tenant) or no longer necessary within 90 days after the timelines noted in the letter agreement, the borrower will be required to establish a deferred maintenance and environmental escrow account for such purposes and deposit, in a lump sum or through the reserving of excess cash flow, an amount equal to the costs and expenses estimated to be necessary to complete such repairs. Such amounts are required to be released to the borrower upon the completion of the necessary repairs.  In addition, the borrower is required to establish a reserve account for the deposit of casualty or condemnation loss proceeds exceeding the lesser of $200,000 or 10% of the applicable allocated loan amount.

Furthermore, during the continuance of an event of default or a Cole Portfolio Trigger Period, the loan documents require that all amounts on deposit in the lender controlled cash management account, after the payment of debt service, budgeted and lender approved expenses, and the funding of required monthly escrows for real estate taxes and insurance be reserved in the excess cash flow reserve account and held as additional collateral for the Cole Family Dollar Portfolio Loan.

A “Cole Portfolio Trigger Period” means, (a) the period from (i) the conclusion of any 12-month period as of the end of any fiscal quarter in which the ratio of EBITDAR to revenues is less than 1.75x to (ii) the earlier to occur of (x) the conclusion of the second of any two consecutive 12-month periods as of the end of any fiscal quarter in which the ratio of EBITDAR to revenues is greater than 1.75x or (y) the balance in the excess cash flow reserve account is greater than or equal to $6,375,000, (b) the period from (i) the occurrence of a monetary default or a non-monetary event of default under the Master Lease which continues for 90 or more days, to (ii) the date the borrower provides evidence reasonably satisfactory to the lender showing that such default has been cured; and (c) the period from the failure of (i) the master tenant to timely complete the required deferred maintenance items identified in the letter agreement between the borrower and the master tenant and (ii) the borrower to provide evidence that the remaining items are completed (by the borrower or the master tenant) or are no longer necessary within 90 days after the timeliness noted in the letter agreement, and (iii) the borrower to subsequently deposit the required deferred maintenance amount not to exceed $174,745 within 10 business days after demand from the lender, until such amounts are deposited as required. “EBITDAR” means, with respect to any twelve month period, the excess of (i) the revenue generated by Family Dollar from the Cole Family Dollar Portfolio Properties, minus (ii) the expenses of Family Dollar associated with operating the Cole Family Dollar Portfolio Properties, specifically excluding taxes, interest, depreciation, amortization, costs associated with restructuring, and rent payable under the Master Lease.

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Lockbox and Cash Management. The Cole Family Dollar Portfolio Loan requires a hard lockbox, which is already in place. The loan documents require the borrower to direct the tenants to pay their rents directly to a lender controlled lockbox account. The loan documents require that all rents received by the borrower or the property manager be deposited into the lockbox account or the lender controlled cash management account within two business days after receipt. All amounts in the lockbox account are swept to the lender-controlled cash management account on a weekly basis. On each business day that no event of default under the Cole Family Dollar Portfolio Loan is continuing, no Cole Portfolio Trigger Period is continuing and the Anticipated Repayment Date has not occurred, all funds in the lender-controlled cash management account in excess of the amount required to pay debt service and fund required reserves will be remitted to an operating account designated by the borrower. During the continuance of an event of default under the Cole Family Dollar Portfolio Loan, the lender may apply any funds in the lender controlled cash management account to the obligations of the borrower under the Cole Family Dollar Portfolio Loan and/or toward the payment of expenses of the Cole Family Dollar Portfolio Properties, in such order of priority as the lender may determine.

COLE FAMILY DOLLAR PORTFOLIO

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Property Management.  The Cole Family Dollar Portfolio Properties are currently managed by Cole Realty Advisors, Inc., an affiliate of the borrower, pursuant to a management agreement.  Under the loan documents, the Cole Family Dollar Portfolio Properties may not be managed by any other party, except for a management company approved by the lender and with respect to which Rating Agency Confirmation has been received.  Upon the occurrence of an event of default that is continuing, a material default relating to any of the Cole Family Dollar Portfolio Properties by the property manager or the filing of a bankruptcy petition or a similar event with respect to the property manager, the lender may require the borrower to replace the property manager with respect to the applicable Cole Family Dollar Portfolio Properties or the lender may request that the existing property manager enter into a new management agreement that relates to the applicable Cole Family Dollar Portfolio Properties.

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Hyperamortization Summary.  The Cole Family Dollar Portfolio Loan is structured with an Anticipated Repayment Date of August 6, 2019 and a final maturity date of August 6, 2042.  In the event that the Cole Family Dollar Portfolio Loan is not paid off on or before the Anticipated Repayment Date, the interest rate will automatically increase to the greater of (i) the initial interest rate plus 300 basis points and (ii) the swap rate as of the Anticipated Repayment Date plus 300 basis points (the “Adjusted Interest Rate”); but in no event may the Adjusted Interest Rate exceed the initial interest rate plus 500 basis points.  After the Anticipated Repayment Date, interest will be due and payable at the initial interest rate and additional interest attributable to the Adjusted Interest Rate will be deferred and added to the outstanding principal balance as of each due date.  Additionally, after the Anticipated Repayment Date, all excess cash will be used to hyperamortize the Cole Family Dollar Portfolio Loan.  If the borrower does not repay the Cole Family Dollar Portfolio Loan in full on the Anticipated Repayment Date, the estimated principal balance of the Cole Family Dollar Portfolio Loan upon the final maturity date would be approximately $12,189,634 with a monthly payment due on each due date following the Anticipated Repayment Date based on an initial interest rate of 4.7260%, a 23-year loan term and a 23-year amortization term remaining as of the Anticipated Repayment Date and further assuming the Adjusted Interest Rate is the initial interest rate plus 300 basis points (7.7260%) and no excess cash flow is used to paydown the outstanding principal balance.  The final maturity loan-to-value ratio based on the estimated final maturity balance of $12,189,634 and the appraised value of $45,160,000 is 27.0%.

■	Release of Collateral. Not permitted.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

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Terrorism Insurance.  So long as TRIPRA or a similar or subsequent statute is in effect, the borrower is required to maintain terrorism insurance for certified and non-certified acts (as those terms are defined in TRIPRA or such similar or subsequent statute) in an amount equal to the full replacement cost of the Cole Family Dollar Portfolio Properties, plus twelve months of business interruption coverage.  If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the borrower is required to carry terrorism insurance throughout the term of the Cole Family Dollar Portfolio Loan as required by the preceding sentence, but in that event the borrower will not be required to spend more than two times the amount of the insurance premium that is payable at that time in respect of the casualty and business interruption/rental loss insurance required under the loan documents (not including the terrorism components of that insurance), and if the cost of terrorism insurance exceeds that amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to that amount.  The terrorism insurance is required to contain a deductible that is acceptable to the lender and is no larger than $50,000.  Per the loan documents, terrorism insurance is satisfied by the insurance coverage provided by Family Dollar, provided that (i) Family Dollar maintains a claims-paying ability ratings from S&P of BBB- or better and an equivalent rating from Moody’s, (ii) Family Dollar is obligated per the terms of the Master Lease to rebuild and/or repair its leased premises at the Cole Family Dollar Properties at Family Dollar’s sole expense, (iii) the rent paid following such casualty shall not abate and (iv) certain other requirements set forth in the loan documents are satisfied.  See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Free Writing Prospectus.

HYATT REGENCY - BUFFALO

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GSMC
Location (City/State)	Buffalo, New York	Cut-off Date Principal Balance	$25,461,498
Property Type	Hospitality	Cut-off Date Principal Balance per Room	$64,296.71
Size (Rooms)(1)	396	Percentage of Initial Pool Balance	2.4%
Total TTM Occupancy as of 6/30/2012	71.9%	Number of Related Mortgage Loans	None
Owned TTM Occupancy as of 6/30/2012	71.9%	Type of Security	Both Fee Simple/Leasehold
Year Built / Latest Renovation	1910, 1984, 1985 / 2008-2010, 2012	Mortgage Rate	5.1100%
Appraised Value	$39,000,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months)	300
Underwritten Revenues	$20,421,528
Underwritten Expenses	$16,399,434	Escrows
Underwritten Net Operating Income (NOI)	$4,022,094
Underwritten Net Cash Flow (NCF)	$3,205,232	Upfront	Monthly
Cut-off Date LTV Ratio	65.3%	Taxes	$23,935	$23,935
Maturity Date LTV Ratio(2)	44.0%	Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF	2.22x / 1.77x	FF&E(3)	$0	$0
Debt Yield Based on Underwritten NOI / NCF	15.8% / 12.6%	Other(4)	$200,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$25,500,000	100.0%	Loan Payoff	$21,123,876	82.8%
Closing Costs(5)	2,600,419	10.2
Principal Equity Distribution	1,551,770	6.1
Reserves	223,935	0.9
Total Sources	$25,500,000	100.0%	Total Uses	$25,500,000	100.0%

(1)	In addition to 396 rooms, collateral for the Hyatt Regency - Buffalo Loan includes the 28,058 SF Buffalo Conference Center.
(2)	The Maturity Date LTV Ratio is calculated utilizing the “as stabilized” appraised value of $43,500,000. The Maturity Date LTV Ratio calculated on the basis of the “as-is” appraised value is 49.1%.
(3)
Hyatt Corporation maintains an FF&E reserve of 4% annual revenue.  If at any time Hyatt Corporation does not maintain the reserve, a monthly FF&E reserve will be required totaling one-twelfth of 4% of annual revenue. See “—Escrows” below.

(4)
Other reserve represents a seasonality reserve which may be drawn on to fund monthly operating shortfalls due to seasonal fluctuations.  Funds used in any year will be replenished during the months of June-November and may be disbursed during the months of December-May. On each due date between June and November (beginning 2013), to the extent the balance of such reserve account is less than $200,000, the borrower will be required to make monthly payments equaling such shortfall. See “—Escrows” below.

(5)	Closing costs include $1,955,867 paid at origination to update the elevators and cooling systems at the Hyatt Regency – Buffalo Property.

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The Mortgage Loan.  The mortgage loan (the “Hyatt Regency - Buffalo Loan”) is evidenced by a note in the original principal amount of $25,500,000 and is secured by a first mortgage encumbering a 396-room hotel located in Buffalo, New York (the “Hyatt Regency - Buffalo Hotel”) and attached 28,058 SF conference center (the “Buffalo Conference Center”, and together with the Hyatt Regency - Buffalo Hotel, the “Hyatt Regency - Buffalo Property”).  The Hyatt Regency - Buffalo Loan was originated by Goldman Sachs Commercial Mortgage Capital, L.P., and was subsequently purchased by Goldman Sachs Mortgage Company.  The Hyatt Regency - Buffalo Loan was originated on August 2, 2012 and represents approximately 2.4% of the Initial Pool Balance.  The note evidencing the Hyatt Regency - Buffalo Loan has a principal balance as of the Cut-off Date of $25,461,498 and an interest rate of 5.1100% per annum.  The borrower utilized a majority of the proceeds of the Hyatt Regency - Buffalo Loan to refinance existing debt secured by liens on the Hyatt Regency - Buffalo Property.

The Hyatt Regency - Buffalo Loan had an initial term of 120 months and has a remaining term of 119 months. The Hyatt Regency - Buffalo Loan requires payments of interest and principal during the term of the loan based on a 25-year amortization schedule. The scheduled maturity date is the due date in August 2022. Voluntary prepayment of the Hyatt Regency - Buffalo Loan is prohibited prior to June 6, 2022. Defeasance with direct, non-callable obligations of the United States of America is permitted at any time on or after the first due date following the second anniversary of the Closing Date.

HYATT REGENCY - BUFFALO

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The Mortgaged Property.  The Hyatt Regency - Buffalo Hotel is a 396-room, full service hotel located in Buffalo, New York which was constructed in 1910, 1984 and 1985, and renovated between 2008 and 2010 and in 2012.

The collateral for the Hyatt Regency – Buffalo Loan also includes the Buffalo Conference Center, an approximately 28,058 SF facility (which includes a 1,839 SF pedestrian walkway) that is attached to the Hyatt Regency - Buffalo Hotel and includes 9,065 SF of conference space that is utilized by the Hyatt Regency - Buffalo Hotel for conferences and meetings. Additionally, at the Buffalo Conference Center, 15,654 SF of office space is leased to three tenants: Innovative Health Services, the U.S. Equal Employment Opportunity Commission and Buffalo Intelligent Technology System. The Snyder Corporation, an affiliate of the borrower under the Hyatt Regency - Buffalo Loan, also leases 1,500 SF at the Buffalo Conference Center, which has been excluded from the underwriting.

The following table presents certain information relating to the 2011 demand analysis with respect to the Hyatt Regency - Buffalo Property based on market segmentation, as provided in the appraisal for the Hyatt Regency - Buffalo Property:

2011 Accommodated Room Night Demand(1)
Property	Meeting and Group	Leisure	Commercial
Hyatt Regency - Buffalo	45%	15%	40%

(1)	Source: Appraisal.

The following table presents certain information relating to the year-to-date through June 2012 penetration rates relating to the Hyatt Regency - Buffalo Property and various market segments, as provided in the June Smith Travel Research report for the Hyatt Regency - Buffalo Property:

Year-to-Date Through 6/30/2012 Penetration Rates(1)
Property	Occupancy	ADR	RevPAR
Hyatt Regency - Buffalo	106.2%	106.3%	112.9%

(1)	Source: June 2012 STR Report.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Hyatt Regency - Buffalo Property:

Hyatt  Regency - Buffalo(1)
	2010	2011	TTM 6/30/2012
Occupancy	73.1%	71.8%	71.9%
ADR	$99.75	$108.41	$112.67
RevPAR	$72.92	$77.87	$80.96

(1)	As provided by the borrower.

HYATT REGENCY - BUFFALO

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Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Hyatt Regency - Buffalo Property:

Cash Flow Analysis(1)

	2010	2011	TTM 6/30/2012	Underwritten	Underwritten $ per Room
Room Revenue	$10,539,678	$11,255,338	$11,734,723	$11,734,723	$29,633
Food & Beverage Revenue	6,822,446	7,465,868	7,650,659	7,650,659	19,320
Other Revenue(2)	655,908	845,654	1,067,032	1,036,146	2,617
Total Revenue	$18,018,032	$19,566,860	$20,452,414	$20,421,528	$51,570

Room Expense	$3,227,507	$3,087,077	$3,112,161	$3,112,161	$7,859
Food & Beverage Expense	5,212,399	5,521,354	5,531,763	5,531,763	13,969
Other Expense(3)	474,039	583,112	617,944	577,541	1,458
Total Departmental Expense	$8,913,945	$9,191,543	$9,261,868	$9,221,465	$23,287
Total Undistributed Expense	6,105,767	6,190,355	6,156,399	6,167,020	15,573
Total Fixed Charges	649,718	681,368	776,454	1,010,949	2,553
Total Operating Expenses	$15,669,430	$16,063,266	$16,194,721	$16,399,434	$41,413

Net Operating Income	$2,348,602	$3,503,594	$4,257,692	$4,022,094	$10,157
FF&E	531,075	576,197	600,640	816,861	2,063
Net Cash Flow	$1,817,527	$2,927,397	$3,657,052	$3,205,232	$8,094

(1)
Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other revenue includes parking income, other hotel income and Buffalo Conference Center income.
(3)	Other expenses include parking expense and Buffalo Conference Center expense.

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Appraisal.  According to the appraisal, the Hyatt Regency - Buffalo Property had an “as is” appraised value of $39,000,000 as of an effective date of July 16, 2012. The Hyatt Regency - Buffalo Property has an “as stabilized” appraised value of $43,500,000 as of an effective date of August 1, 2015, which assumes the completion of all scheduled renovations in a timely manner.

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Environmental Matters.  The Phase I report dated May 30, 2012, recommended the development and implementation of an operations and maintenance plan to address non-friable asbestos containing materials at the Hyatt Regency - Buffalo Property.  In addition, the Phase I report noted that a dry cleaning operation existed at the Hyatt Regency - Buffalo Property between 1985 and 1996.  Records obtained by the environmental consultant indicated that a significant amount of waste (typically 8-16 drums per year) was generated during the 11 years the dry cleaning operation was active, resulting in the identification of a recognized environmental condition (“REC”) at the Hyatt Regency - Buffalo Property.  At the recommendation of the environmental consultant, the borrower obtained in favor of the lender a $5,000,000 environmental insurance policy to insure against liability resulting from this REC.

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Market Overview and Competition.  The Hyatt Regency - Buffalo Property is located in Downtown Buffalo, New York, in CBD submarket.  The Hyatt Regency - Buffalo Property is connected via an enclosed, climate controlled sky-bridge to the Buffalo Niagara Convention Center (which is not part of the collateral), which was built in 1978, renovated in 2010, and features over 110,000 SF of meeting space.  The Hyatt Regency - Buffalo Property is also located within a mile of the Buffalo Niagara Medical Campus and The University of Buffalo Downtown Medical campus, each of which is currently undergoing or is expected to soon be undergoing a combined $500 million in renovations.  The CBD has 8.3 million SF of office space and a 2011 vacancy rate of 8.8%.

The following table presents certain information relating to the competitive set for the Hyatt Regency - Buffalo Property:

Property	Number of Rooms	Year Built	2011 Occupancy	2011 ADR	2011 RevPAR
Hyatt Regency – Buffalo	396	1910, 1984, 1985	72%	$108	$77.87
Embassy Suites Buffalo	182	2009	81%	$150	$121.50
Doubletree Club Buffalo Downtown	100	1998	66%	$103	$67.98
Hampton Inn & Suites Buffalo Downtown	139	2001	80%	$130	$104.00
Adam’s Mark Buffalo	486	1980	56%	$84	$47.04
Comfort Suites Downtown Buffalo	146	1980	70%	$85	$59.50
Holiday Inn Buffalo Downtown	167	1966	64%	$90	$57.60

Source: Appraisal.

HYATT REGENCY - BUFFALO

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The Borrower.  The borrower is Genesee Hotel Properties, LLC, a single-purpose, single-asset entity.  Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Hyatt Regency - Buffalo Loan.  The majority owner of the indirect interest in the borrower of the Hyatt Regency - Buffalo Loan is indirectly owned by Paul L. Snyder II, the non-recourse carveout guarantor of the Hyatt Regency - Buffalo Loan.

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Leasehold Interest.  The fee interests in the Hyatt Regency - Buffalo Hotel and the Buffalo Conference Center are each held by the Erie County Industrial Development Agency (“IDA”) and are each leased to the borrower under separate leases.  This structure was instituted to take advantage of a Payment In Lieu of Taxes (“PILOT”) program, which will expire in 2013, upon which the fee ownership in the Hyatt Regency - Buffalo Property is required to be conveyed to the borrower, pursuant to the loan documents.

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Escrows.  At origination, the borrower funded (a) an escrow reserve in the amount of $23,935 in respect of a tax reserve and (b) a seasonality reserve in the amount of $200,000.  On each due date, the borrower is required to fund: (i) a tax and insurance reserve equal to one-twelfth of the amount the lender estimates will be necessary to pay tax and insurance premiums over the then succeeding twelve month period, but no reserves for insurance premiums related to the Hyatt Regency - Buffalo Hotel are required so long as the Hyatt Regency - Buffalo Hotel is covered by a blanket policy, and no reserves for insurance premiums related to the Buffalo Conference Center are required for so long as the borrower provides evidence of payment of all applicable premiums at least five business days before they are due; (ii) a reserve for furniture, fixtures and equipment in an amount equal to 4% of the borrower’s annual revenue on the Hyatt Regency - Buffalo Property (but no such reserve is required to the extent that a reserve or escrow for the same purpose and in the same amount is funded by Hyatt Corporation pursuant to the hotel management agreement); and (iii) on each payment date that occurs between June and November (beginning in 2013), a reserve for seasonal fluctuations, to the extent the amount on deposit in such reserve account is less than $200,000, in the amount equaling such shortfall.

Furthermore, during the continuance of a Hyatt Regency - Buffalo Trigger Period, the loan documents require that all amounts on deposit in the cash management account, after the payment of debt service and the funding of required monthly escrows and budgeted and approved operating expenses be reserved and held as additional collateral for the Hyatt Regency - Buffalo Loan.

A “Hyatt Regency - Buffalo Trigger Period” means any period (a) from (i) the conclusion of any fiscal quarter during which trailing twelve-month net operating income is less than $2,628,290.24, to (ii) the conclusion of the second of any two consecutive fiscal quarters thereafter during each of which trailing twelve-month net operating income is equal to or greater than $2,628,290.24; or (b) commencing as of ten days following the borrower’s receipt of notice and failure to deliver annual, quarterly, or monthly financial statements as required by the loan agreement, and ending upon the delivery of such financial statements which do not otherwise reveal the existence of a Hyatt Regency - Buffalo Trigger Period.

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Lockbox and Cash Management.  All credit card receivables, all cash revenues and all other money received by the borrower, or a property manager with respect to the Hyatt Regency - Buffalo Hotel or the Buffalo Conference Center, as applicable, are required to be deposited into an operating account established by the respective property manager pursuant to the applicable Management Agreement, which operating accounts are subject to an account control agreement in favor of the lender.  Subject to the terms of the Hotel Management Agreement, Hyatt Corporation is required to pay all costs and expenses incurred in connection with the operation of the Hyatt Regency - Buffalo Hotel and all other amounts required or permitted to be paid by Hyatt Corporation in the performance of its duties and obligations with respect to the Hyatt Regency - Buffalo Hotel (including all management fees payable to Hyatt Corporation) out of the operating account or the FF&E account maintained by Hyatt Corporation.  All amounts required to be paid by Hyatt Corporation to the borrower under the Hotel Management Agreement must instead be remitted to a cash management account under the control of the lender.  On each business day that no event of default under the Hyatt Regency - Buffalo Loan or Hyatt Regency - Buffalo Trigger Period is continuing, all funds in the cash management account in

HYATT REGENCY - BUFFALO

excess of the amount required to pay debt service and fund required reserves on the next due date will be remitted to an account owned and controlled by the borrower, provided that the borrower may cause Hyatt Corporation to maintain a balance of up to $250,000 in the operating account related to the Hyatt Regency - Buffalo Hotel, and the borrower may maintain a balance of up to $50,000 in the operating account related to the Buffalo Conference Center, for additional working capital requirements associated with the operation of the Hyatt Regency - Buffalo Hotel or the Buffalo Conference Center, as applicable.

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Property Management.  The Hyatt Regency - Buffalo Hotel is currently managed by Hyatt Corporation, a third-party property manager, pursuant to a hotel management agreement (the “Hotel Management Agreement”), while the Buffalo Conference Center is currently managed by Snyder Corp., an affiliate of the borrower, pursuant to a property management agreement (the “Property Management Agreement”, and together with the Hotel Management Agreement, each a “Management Agreement”). Under the loan documents, the Hyatt Regency - Buffalo Property may be managed by Hyatt Corporation or Snyder Corp., as applicable, or any other management company approved by the lender and with respect to which Rating Agency Confirmation has been received.  During the continuance of a material default by a property manager under a Management Agreement (after the expiration of any applicable notice and/or cure periods), or the filing of a bankruptcy petition or a similar event, the lender has the right: (a) in the case of the Hyatt Regency - Buffalo Hotel, to require the borrower to exercise any and all available remedies under the Hotel Management Agreement, and if the exercise of such remedies results in the termination of the property manager, engage a replacement property manager reasonably acceptable to the lender, and (b), in the case of the Buffalo Conference Center, to terminate or require the borrower to terminate the Property Management Agreement, and engage a replacement property manager selected by the lender, with the reasonable consent of the borrower if such consent is sought prior to any foreclosure, conveyance in lieu of foreclosure, or any similar transaction.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

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Terrorism Insurance. So long as TRIPRA or a similar or subsequent statute is in effect, the borrower is required to maintain terrorism insurance for foreign and domestic acts (as such terms are defined in TRIPRA or similar or subsequent statute) in an amount equal to the full replacement cost of the Hyatt Regency - Buffalo Property (plus twelve months of business interruption coverage).  If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the borrower is required to carry terrorism insurance throughout the term of the Hyatt Regency - Buffalo Loan as required by the preceding sentence, but in such event the borrower will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the borrower must purchase the maximum amount of terrorism insurance available with funds equal to such amount.  In either such case, terrorism insurance shall not have a deductible in excess of $50,000.  The required terrorism insurance may be included in a blanket policy, provided that the borrower provides evidence satisfactory to the lender that the insurance premiums for the Hyatt Regency - Buffalo Property are separately allocated under the blanket policy and that certain other requirements are satisfied.  See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Free Writing Prospectus.

PLAINS CAPITAL TOWERS

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GSMC
Location (City/State)	Fort Worth, Texas	Cut-off Date Principal Balance	$23,948,280
Property Type	Office	Cut-off Date Principal Balance per SF	$56.34
Size (SF)	425,040	Percentage of Initial Pool Balance	2.3%
Total Occupancy as of 6/1/2012	90.2%	Number of Related Mortgage Loans	None
Owned Occupancy as of 6/1/2012	90.2%	Type of Security	Fee Simple
Year Built / Latest Renovation	1977, 1980 / 2010, 2011	Mortgage Rate	4.9500%
Appraised Value(1)	$40,430,000	Original Term to Maturity (Months)	60
Original Amortization Term (Months)	360
Underwritten Revenues	$7,467,349
Underwritten Expenses	$3,782,115	Escrows
Underwritten Net Operating Income (NOI)	$3,685,233	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,938,618	Taxes	$456,281	$65,183
Cut-off Date LTV Ratio	59.2%	Insurance	$51,516	$0
Maturity Date LTV Ratio	54.7%	Replacement Reserves	$0	$15,598
DSCR Based on Underwritten NOI / NCF	2.40x / 1.91x	TI/LC(2)	$0	$53,130
Debt Yield Based on Underwritten NOI / NCF	15.4% / 12.3%	Other(3)	$2,392,858	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$24,000,000	93.2%	Purchase Price	$21,995,000	85.4%
Principal’s New Cash Contribution	1,740,234	6.8	Reserves	2,900,654	11.3
Closing Costs	844,579	3.3

Total Sources	$25,740,234	100.0%	Total Uses	$25,740,234	100.0%

(1)	Appraised Value includes $430,000 in excess land value. See “—Appraisal” below.
(2)	TI/LC reserve capped at $1,000,000.
(3)	Other reserves include a deferred maintenance reserve ($900,378), unfunded obligations reserve ($892,480) and a 2013 rollover reserve ($600,000). See”—Escrows” below.

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The Mortgage Loan.  The mortgage loan (the “Plains Capital Towers Loan”) is evidenced by a note in the original principal amount of $24,000,000 and is secured by a first mortgage encumbering two office buildings located in Fort Worth, Texas (the “Plains Capital Towers Property”).  The Plains Capital Towers Loan was originated by Goldman Sachs Commercial Mortgage Capital, L.P. and was subsequently purchased by Goldman Sachs Mortgage Company.  The Plains Capital Towers Loan was originated on June 15, 2012 and represents approximately 2.3% of the Initial Pool Balance.  The note evidencing the Plains Capital Towers Loan has an outstanding principal balance as of the Cut-off Date of $23,948,280 and an interest rate of 4.9500% per annum.  The proceeds of the Plains Capital Towers Loan were used to acquire the Plains Capital Towers Property.

The Plains Capital Towers Loan had an initial term of 60 months and has a remaining term of 58 months. The Plains Capital Towers Loan requires payments of interest and principal during the term of the loan based on a 30-year amortization schedule. The scheduled maturity date is the due date in July 2017. Voluntary prepayment of the Plains Capital Towers Loan is prohibited prior to April 6, 2017. Defeasance with direct, non-callable obligations that are either the direct obligations of, or are fully guaranteed by the full faith and credit of, the United States of America is permitted at any time on or after the first due date following the second anniversary of the Closing Date.

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The Mortgaged Property.  The Plains Capital Towers Property is comprised of two, 10-story office buildings containing approximately 425,040 square feet, and two parking garages containing 1,523 parking spaces. The Plains Capital Towers Property is in the “West Southwest” submarket within the City of Fort Worth.  The buildings at the Plains Capital Towers Property were constructed in 1977 and 1980, and were renovated in 2010 and 2011, respectively.  In addition, each building has its own parking garage and surface parking lot.  Tenants at the Plains Capital Towers Property include Lockheed Martin, BAE Systems, and Apex Capital Corp, although no tenant accounts for more than 9.2% of the total rent at the Plains Capital Towers Property.  As of June 1, 2012, the Total Occupancy and Owned Occupancy were both 90.2%.

PLAINS CAPITAL TOWERS

The following table presents certain information relating to the tenants at the Plains Capital Towers Property:

Ten Largest Tenants Based on Underwritten Base Rent
Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Lockheed Martin	A- / Baa1 / A-	38,214	9.0%	$668,745	10.0%	$17.50	12/31/2013	NA
BAE Systems(2)	BBB+ / Baa2 / BBB+	37,511	8.8	642,719	9.6	17.13	(3)	NA
Apex Capital Corp(4)	NR / NR / NR	28,844	6.8	510,498	7.6	17.70	12/31/2021	NA
Leprechaun, LLC(5)	NR / NR / NR	20,360	4.8	366,480	5.5	18.00	1/31/2020	NA
Taylor, Olson, Adkins, Sralla	NR / NR / NR	20,080	4.7	341,360	5.1	17.00	11/30/2014	NA
LIFO Systems	NR / NR / NR	12,123	2.9	254,583	3.8	21.00	11/30/2013	NA
Alice L. Whitten Standing Chapter	NR / NR / NR	13,710	3.2	236,498	3.5	17.25	1/31/2015	NA
Plains Capital Bank(6)	NR / NR / NR	10,798	2.5	232,157	3.5	21.50	2/28/2014	NA
Office of the Attorney General	NR / NR / NR	14,095	3.3	229,733	3.4	16.30	12/31/2015	NA
Vitas Healthcare	NR / NR / NR	12,573	3.0	216,884	3.2	17.25	12/31/2016	NA
Ten Largest Tenants		208,308	49.0%	$3,699,655	55.3%	$17.76
Remaining Tenants		175,026	41.2	2,987,916	44.7	17.07
Vacant		41,706	9.8	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		425,040	100.0%	$6,687,571	100.0%	$17.45

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)
BAE Systems has an early termination option on the 31,716 SF that expires on 8/31/2017 beginning in August 2015 subject to 270 days notice and payment of 3 months base rent and unamortized leasing commissions.

(3)	BAE Systems has 31,716 SF (base rent of $17.25 per SF) expiring on 8/31/2017 and 5,795 SF (base rent of $16.50 per SF) expiring on 6/30/2013.
(4)	Apex Capital Corp includes 258 SF of storage space on a MTM basis and base rent of $12.00 per SF.
(5)
Leprechaun, LLC has an early termination option on the last day of April 2015 or the last day of January 2017 subject to 270 days notice and payment of unamortized tenant improvements and leasing commissions.

(6)
Plains Capital Bank occupies 4,468 SF (base rent of $21.50 per SF) and subleases the remaining space to two tenants: Firefighters of Texas Benefit Services (3,727 SF, base rent of $14.50 per SF) and WDS Partners (2,603 SF, base rent of $12.45 per SF).

The following table presents the lease rollover schedule at the Plains Capital Towers Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)
Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	7,141	1.7%	1.7%	$9,645	0.1%	$1.35	7
2012	12,794	3.0	4.7%	254,186	3.8	19.87	4
2013	84,025	19.8	24.5%	1,488,373	22.3	17.71	14
2014	46,656	11.0	35.4%	856,047	12.8	18.35	10
2015	35,368	8.3	43.8%	591,020	8.8	16.71	6
2016	59,431	14.0	57.7%	1,064,933	15.9	17.92	11
2017	59,867	14.1	71.8%	1,046,691	15.7	17.48	8
2018	17,504	4.1	75.9%	308,464	4.6	17.62	3
2019	0	0.0	75.9%	0	0.0	0.00	0
2020	20,360	4.8	80.7%	366,480	5.5	18.00	1
2021	28,586	6.7	87.5%	507,402	7.6	17.75	2
2022	11,602	2.7	90.2%	194,334	2.9	16.75	1
2023 & Thereafter	0	0.0	90.2%	0	0.0	0.00	0
Vacant	41,706	9.8	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	425,040	100.0%		$6,687,571	100.0%	$17.45	67

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

The following table presents certain information relating to historical leasing at the Plains Capital Towers Property:

Historical Leased %(1)

	2009	2010	2011
Owned Space	93.4%	86.7%	88.8%

(1)	As provided by the borrower which reflects average occupancy for the year.

PLAINS CAPITAL TOWERS

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Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Plains Capital Towers Property:

Cash Flow Analysis(1)
	2010	2011	TTM 4/30/2012	Underwritten(2)	Underwritten $ per SF
Base Rent	$6,315,010	$6,155,817	$6,160,655	$6,687,571	$15.73
Overage Rent	0	0	0	0	0.00
Gross Up Vacancy	0	0	0	780,955	1.84
Total Rent	$6,315,010	$6,155,817	$6,160,655	$7,468,526	$17.57
Total Reimbursables	646,624	510,258	575,286	584,683	1.38
Parking Income	43,714	43,417	44,491	43,416	0.10
Other Income(3)	115,616	280,279	164,612	151,678	0.36
Less Vacancy & Credit Loss	(23,102)	(223,230)	0	(780,955)	(1.84)
Effective Gross Income	$7,097,862	$6,766,541	$6,945,044	$7,467,349	$17.57

Total Operating Expenses	$4,041,693	$3,422,362	$3,580,536	$3,782,115	$8.90

Net Operating Income	$3,056,169	$3,344,179	$3,364,508	$3,685,233	$8.67
TI/LC	0	0	0	559,444	1.32
Capital Expenditures	0	0	0	187,171	0.44
Net Cash Flow	$3,056,169	$3,344,179	$3,364,508	$2,938,618	$6.91

(1)
Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow based on contractual rents as of 6/1/2012 and rent steps through 3/1/2013.
(3)	Includes other rental charges, signage income and other income line items.

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Appraisal.  According to the appraisal, the Plains Capital Towers Property had an “as-is” appraised value of $40,000,000, and excess land at the Plains Capital Towers Property had an “as-is” appraised value of $430,000, each as of an effective date of April 11, 2012.

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Environmental Matters.  According to the Phase I, dated April 13, 2012, there are no recommendations for further action at the Plains Capital Towers Property other than (1) developing an Operations and Maintenance Program plan to address any potential asbestos present at the Plains Capital Towers Property, and (2) obtaining documentation from the Texas Commission on Environmental Quality confirming the closure of a historical underground storage tank.

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Market Overview and Competition.  The Plains Capital Towers Property is located in the West Southwest submarket of Fort Worth.  Freeway access to the Plains Capital Towers Property is provided by Interstate 30.

The following table presents certain information relating to certain office lease comparables provided in the appraisal for the Plains Capital Towers Property:

Office Lease Comparables(1)
	Plains Capital Towers	Ridglea Bank Building	University Centre I	Building 1200	One Ridgmar Centre
Year Built	1977 / 1980	1973 / 1993	1984	1974 / 1995	1986
Total GLA	425,040	181,601	99,267	120,496	177,199
Total Occupancy	90%	97%	89%	90%	94%
Quoted Rent Rate per SF	$17.50	$21.00	$22.00	$20.00	$21.50
Expense Basis	Gross + E	FSG	Gross + E	Gross + E	Gross + E

(1)	Source: Appraisal.

PLAINS CAPITAL TOWERS

The following table presents certain information relating to certain office sales comparables provided in the appraisal for the Plains Capital Towers Property:

Office Sales Comparables(1)
Property Name	City	Sale Date	Year Built	NRA (SF)	Sale Price	Sale Price per SF(2)	Occupancy
Plains Capital Towers	Fort Worth	NAP	1977, 1980	425,040	NAP	NAP	90%
Summit at Las Colinas	Irving	November 2011	1984	375,706	$48,600,000	$129.36	91%
Lee Parkway	Dallas	August 2011	1983	233,543	$31,500,000	$134.88	95%
3100 Monticello	Dallas	March 2011	1983	174,879	$22,500,000	$128.66	65%
Northpark Central I	Dallas	February 2011	1982	491,803	$64,400,000	$130.95	92%
750 Canyon	Coppell	September 2010	1998	234,242	$24,992,171	$106.69	80%

(1)	Source: Appraisal.

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The Borrower.  The borrower is ARPT Western Place Owner, LLC, a single-purpose, single-asset entity.  The borrower of the Plains Capital Towers Loan is indirectly owned, in part, by Steven J. Kassin and American Recovery Property OP, LP, who are also the non-recourse carveout guarantors under the Plains Capital Towers Loan.

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Escrows.  At origination, the borrower funded an escrow reserve in the amount of (a) $456,281 in respect of certain tax expenses, (b) $51,516 in respect of certain insurance premiums, (c) $900,378 in respect of certain deferred maintenance expenses, (d) $600,000 in respect of certain tenant improvement and leasing commissions associated with tenant rollovers in 2013, and (e) $892,480 in respect of certain unfunded obligations for unpaid tenant improvement allowances, leasing commissions, and free or abated rent owned in relation to various leases at the Plains Capital Towers Property.  On each due date, the borrower is required to fund (a) a tax and insurance reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay taxes and insurance premiums over the then succeeding twelve month period, but no reserves for insurance premiums are required so long as no event of default is continuing, borrower delivers evidence that the insurance (other than the general liability insurance) is being paid through a premium financing agreement, lender maintains an amount equal to 6 months of the annual insurance premiums to be paid pursuant to the premium financing agreement  and borrower provides proof of payment prior to delinquency of any installments due in relation to the premium financing agreement as well as any applicable premiums related to the general liability insurance policies maintained by borrower for the property.  Any amounts held by lender may be utilized to acquire any necessary insurance in the event the borrower does not provide proof of payment as required, (b) a reserve of $53,130 in respect of certain general tenant improvement and leasing conditions, to the extent the cumulative balance of the tenant improvement and leasing commission reserve account and the 2013 rollover reserve account is less than $1,000,000, and (c) a reserve of $15,598 in respect of certain capital expenditure expenses.

A “Plains Capital Towers Cash Management Period” means any of the following: (i) the period from the commencement of the initial Plains Capital Towers Trigger Period until the end of such Plains Capital Towers Trigger Period; (ii) the period from the occurrence of the initial event of default until the end of such event of default as determined by Lender in its reasonable discretion; or (iii) the period from the occurrence of any subsequent event of default or Plains Capital Towers Trigger Period until the satisfaction in full of the Plains Capital Towers Loan.  No Plains Capital Towers Cash Management Period will be terminated during the continuance of a default or an event of default, or the occurrence of an event that could cause an additional Plains Capital Towers Cash Management Period. In the event any Plains Capital Towers Cash Management Period is terminated, the Plains Capital Towers Cash Management Period will be reinstated upon the subsequent occurrence of any of the triggering events described herein.

A “Plains Capital Towers Trigger Period” means any period (a) from (i) the conclusion of any fiscal quarter during which trailing twelve-month net operating income is less than $2,820,191.20, to (ii) the conclusion of the second of any two consecutive fiscal quarters thereafter during each of which

PLAINS CAPITAL TOWERS

trailing twelve-month net operating income is equal to or greater than $2,820,191.20; or (b) commencing upon the borrower’s failure to deliver annual, quarterly, or monthly financial statements as required by the loan agreement, and ending upon the delivery of such financial statements which do not otherwise reveal the existence of a Plains Capital Towers Trigger Period.

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Lockbox and Cash Management.  The Plains Capital Towers Loan requires a hard lockbox, which is already in place.  The loan documents require the borrower to direct the tenants to pay their rents directly to the lockbox account.  The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account, or if there is an ongoing Plains Capital Towers Cash Management Period into the lockbox account or a lender controlled cash management account, in either case within one business day after receipt.  All amounts in the lockbox account are swept to the borrower’s operating account (pledged to the lender) on a daily basis, provided, during a Plains Capital Towers Cash Management Period the amounts in the lockbox account are required to be swept to the cash management account. On each business day that no event of default under the Plains Capital Towers Loan is continuing or Plains Capital Towers Cash Management Period is in effect, all funds in the cash management account in excess of the amount required to pay debt service and fund required reserves on the next due date will be remitted the operating account.  During the continuance of an event of default under the Plains Capital Towers Loan, the lender may apply any funds in the cash management account to amounts payable under the Plains Capital Towers Loan and/or toward the payment of expenses of the Plains Capital Towers Property, in such order of priority as the lender may determine.

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Property Management.  The Plains Capital Towers Property is currently managed by American Recovery Property Management, LP, an affiliate of the borrower, pursuant to a management agreement.  Under the loan documents, the Plains Capital Towers Property may not be managed by any other party, except for a management company approved by the lender and with respect to which a Rating Agency Confirmation has been received.  The lender may require the borrower to replace the property manager if there is a material default by the property manager under the management agreement, the filing of a bankruptcy petition or a similar event with respect to the property manager or if an event of default under the Plains Capital Towers Loan has occurred and is continuing.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

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Terrorism Insurance. So long as TRIPRA or a similar or subsequent statute is in effect, the borrower is required to maintain terrorism insurance for certified acts and non-certified acts (as such terms are defined in TRIPRA or such similar or subsequent statute) in an amount equal to the full replacement cost of the Plains Capital Towers Property, plus business interruption coverage. If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the borrower is required to carry terrorism insurance throughout the term of the Plains Capital Towers Loan as required by the preceding sentence, but in that event the borrower will not be required to spend more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the loan documents (not including the terrorism and earthquake components of that insurance), and if the cost of terrorism insurance exceeds that amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to that amount.  The terrorism insurance is required to contain a deductible that is approved by the lender and is no larger than $50,000.  The required terrorism insurance may be included in a blanket policy, provided that the borrower provides evidence satisfactory to the lender that the insurance premiums for the Plains Capital Towers Property are separately allocated under such blanket policy and that certain other requirements are satisfied.  See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Free Writing Prospectus.